Exhibit 10.1

Execution Version

U.S. $2,200,000,000

TERM LOAN AGREEMENT,

dated as of March 23, 2020

among

ROYAL CARIBBEAN CRUISES LTD.,
as the Borrower,

and

MORGAN STANLEY SENIOR FUNDING, INC.,
JPMORGAN CHASE BANK, N.A.,
BOFA SECURITIES, INC.,
BNP PARIBAS SECURITIES CORP.,
and
GOLDMAN SACHS BANK USA,

as Joint Lead Arrangers and Joint Bookrunners

and

MORGAN STANLEY SENIOR FUNDING, INC.
as Administrative Agent and Collateral Agent

i

v

SCHEDULES

SCHEDULE I	-	Commitments

SCHEDULE II	-	Disclosure Schedule

SCHEDULE III	-	Notices

SCHEDULE IV	-	Post-Closing Obligations

EXHIBITS

Exhibit A	-	Form of Note

Exhibit B	-	Form of Notice of Borrowing

Exhibit C	-	Form of Interest Period Notice

Exhibit D	-	Form of Lender Assignment Agreement

Exhibit E	-	Form of Increase Option Agreement

Exhibit F	-	Form of Added Lender Agreement

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT, dated as of March 23, 2020, is among ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation (the “Borrower”), the various financial institutions as are or shall become parties hereto as Lenders (as defined herein) and MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties.

W I T N E S S E T H:

WHEREAS, the Borrower desires to obtain Commitments from the Lenders pursuant to which Advances will be made to the Borrower in a maximum aggregate principal amount not to exceed $2,200,000,000;

WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article IV), to extend Advances to the Borrower; and

WHEREAS, the proceeds of such Advances will be used for working capital and other general corporate purposes, including capital expenditures and acquisition financing, of the Borrower and its Subsidiaries;

NOW, THEREFORE, the parties hereto agree as follows:

Article I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1.      Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, when capitalized, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Accumulated Other Comprehensive Income (Loss)” means at any date the Borrower’s accumulated other comprehensive income (loss) on such date, determined in accordance with GAAP.

“Added Lender” is defined in Section 2.17(a).

“Added Lender Agreement” means an Added Lender Agreement substantially in the form of Exhibit F, with such changes as are reasonably acceptable to the Borrower and the Administrative Agent.

“Administrative Agent” is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Administrative Agent, and as shall have accepted such appointment, pursuant to Section 10.5.

“Administrative Agent’s Account” means (a) the account of the Administrative Agent maintained by the Administrative Agent at its office in New York, NY, Account Wiring Instructions: Citibank, N.A., New York, NY 10043, ABA #: 021-000-089, Account Name: Morgan Stanley Senior Funding, Inc., Account Number: 406-99-776, Reference: Royal Caribbean Cruises, Attention: Loan Servicing, and (b) such other account of the Administrative Agent as is designated in writing from time to time by the Administrative Agent to the Borrower and the Lenders for such purpose.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a LIBO Rate Advance (each of which shall be a “Type” of Advance).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agents” means (a) the Administrative Agent, (b) the Collateral Agent and (c) the Lenders listed as the co-syndication agents on the cover page hereof in their respective capacities as agents under Article X, together with their respective successors (if any) in such capacity.

“Aggregate Collateral Vessel Value” means the aggregate net book value of all Collateral Vessels calculated in accordance with GAAP, as certified by a senior officer of the Borrower in a certificate delivered to the Administrative Agent together with the financial statements delivered pursuant to Section 6.1.1(a) or (b) hereof (or, prior to the delivery of the first such financial statements hereunder, as certified by a senior officer of the Borrower in a certificate delivered to the Administrative Agent on or prior to the Effective Date).

“Agreement” means, on any date, this Term Loan Agreement as originally in effect on the Effective Date and as thereafter from time to time further amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended.

“Applicable Jurisdiction” means the jurisdiction or jurisdictions under which the Borrower is organized, domiciled or resident or from which any of its business activities are conducted or in which any of its properties are located and which has jurisdiction over the subject matter being addressed.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s LIBO Lending Office in the case of a LIBO Rate Advance.

“Applicable Margin” means as of any date, a percentage per annum determined by reference to the elapsed number of days since the Initial Funding Date, as set forth below:

Date	Applicable Margin for LIBO Rate Advances	Applicable Margin for Base Rate Advances
Initial Funding Date through 179 days after the Initial Funding Date	2.25%	1.25%
180 days after the Initial Funding Date through 364 days after the Initial Funding Date	2.50%	1.50%
365 days after the Initial Funding Date and thereafter	2.75%	1.75%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Morgan Stanley Senior Funding, Inc., JPMorgan Chase Bank, N.A., BofA Securities, Inc., BNP Paribas Securities Corp. and Goldman Sachs Bank USA, in their capacities as joint lead arrangers and joint bookrunners.

“Availability Period” means the Effective Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a)            the rate of interest in effect for such day as publicly announced from time to time by Morgan Stanley as its “prime rate”;

(b)            ½ of 1.00% per annum above the Federal Funds Rate in effect on such day; and

(c)            the rate per annum appearing on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) as the London interbank offered rate for deposits in Dollars (“LIBOR”), at approximately 11:00 A.M. (London time) on such date for a period of one month (“One Month LIBOR”); provided that if One Month LIBOR shall be less than zero, such rate shall be deemed zero for purposes of this Agreement, plus 1.00%.

The “prime rate” is a rate set by Morgan Stanley based upon various factors including Morgan Stanley’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Morgan Stanley shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.7(a)(i).

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate and LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 1.00%, the Benchmark Replacement will be deemed to be 1.00% for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBO Rate and LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate and LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate and LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters that the Administrative Agent in consultation with the Borrower decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBOR Rate or LIBOR:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Rate or LIBOR permanently or indefinitely ceases to provide the LIBO Rate or LIBOR; or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate and LIBOR:

(1)            a public statement or publication of information by or on behalf of the administrator of the LIBO Rate and LIBOR announcing that such administrator has ceased or will cease to provide the LIBO Rate and LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate and LIBOR;

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate and LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Rate and LIBOR, a resolution authority with jurisdiction over the administrator for the LIBO Rate and LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate and LIBOR, which states that the administrator of the LIBO Rate and LIBOR has ceased or will cease to provide the LIBO Rate and LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate and LIBOR; or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate and LIBOR announcing that the LIBO Rate and LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and LIBOR and solely to the extent that the LIBO Rate and LIBOR have not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate and LIBOR for all purposes hereunder in accordance with Section 2.8(c) and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate and LIBOR for all purposes hereunder pursuant to Sections 2.8(c) through (f).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” is defined in Section 11.22(b).

“Borrower” is defined in the preamble.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type and, in the case of LIBO Rate Advances, having the same Interest Period, made by each of the Lenders.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City or London, and, if the applicable Business Day relates to any LIBO Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Lease Obligations” means obligations of the Borrower or any Subsidiary of the Borrower under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases.

“Capitalized Lease Liabilities” means the principal portion of all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means all amounts other than cash that are included in the “cash and cash equivalents” shown on the Borrower’s balance sheet prepared in accordance with GAAP.

“CCHI” means Celebrity Cruises Holdings, Inc., a Liberian corporation.

“Change of Control” means an event or series of events by which (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” is defined in the Pledge and Security Agreement.

“Collateral Agent” is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Collateral Agent, and as shall have accepted such appointment, pursuant to Section 10.7.

“Collateral Coverage Ratio” means, as of any date of determination, the ratio of (a) the Aggregate Collateral Vessel Value to (b) the aggregate amount of outstanding Advances, as of such date.

“Collateral Documents” means, collectively, the Pledge and Security Agreement and each of the other agreements, instruments or documents (including, without limitation, any intellectual property security agreements, vessel mortgages and deed of covenants) that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Vessels” means Vessels owned by any Person whose equity constitutes Pledged Collateral.

“Commitment” means as to any Lender the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Commitment”. The initial aggregate amount of the Lenders’ Commitments as of the Effective Date is $2,200,000,000.

“Communications” is defined in Section 11.2(b).

“Competitor” is defined in Section 11.11.1(f).

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(1)            the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)            if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines are substantially consistent with at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time (as a result of amendment or as originally executed) that are publicly available for review;

provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.9.

“Covered Entity” is defined in Section 11.22(b).

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the then-current Benchmark.

“Debt Incurrence” means any incurrence of indebtedness for borrowed money by the Borrower or any of its Subsidiaries, whether pursuant to a public offering or a Rule 144A or other private placement of debt securities (including debt securities convertible into equity securities) or an incurrence of loans under any loan or credit facility, other than (a) unsecured indebtedness provided by banks or other financial institutions, in each case, under the Borrower’s senior unsecured revolving credit facilities in an aggregate amount not greater than the commitments thereunder plus the amount of any existing uncommitted incremental facilities, in each case, as in effect on the Effective Date; (b) indebtedness owed by the Borrower or any of its Subsidiaries to the Borrower or any of its Subsidiaries, (c) issuances of commercial paper incurred in the ordinary course of business of the Borrower and its Subsidiaries, (d) Capitalized Lease Liabilities incurred in the ordinary course of business of the Borrower and its Subsidiaries, (e) purchase money indebtedness incurred in the ordinary course of business of the Borrower and its Subsidiaries, (f) indebtedness under overdraft facilities, (g) obligations in connection with repurchase agreements and/or securities lending arrangements, (h) vessel financings, amendments thereto, and refinancings thereof (except to the extent any such financing is secured by liens that are not related to newly-acquired or constructed vessels that are being financed with such indebtedness), (i) unsecured debt securities of the Borrower (which are not guaranteed by any Subsidiary) in an aggregate principal amount not to exceed $1,000,000,000; provided that the Arrangers shall have approved of the underwriters or initial purchasers with respect to the issuance of such debt securities, (j) other indebtedness in an aggregate principal amount not to exceed $100,000,000 and (k) any unsecured short-term loan provided by the U.S. Federal government to the Borrower (and which is not guaranteed by any Subsidiary).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Default Right” is defined in Section 11.22(b).

“Defaulting Lender” means, subject to Section 2.15(a), at any time, any Lender that, at such time (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(a)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Assets” means (a) the Pledged Collateral, (b) any Collateral Vessel and (c) any Equity Interests of any Subsidiary of the Borrower that owns, directly or indirectly through its Subsidiaries, the issuer of any Pledged Collateral.

“Determination Notice” is defined in Section 3.2.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule II.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Collateral or Collateral Vessel by any Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset sale event shall be subject to the prior repayment in full of the Advances and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and except as permitted in clause (a) above), in whole or in part, (c) requires the scheduled payments of dividends in cash (for this purpose, dividends shall not be considered required if the issuer has the option to permit them to accrue, cumulate, accrete or increase in liquidation preference or if the Borrower has the option to pay such dividends solely in Qualified Equity Interests), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date. Notwithstanding the foregoing, (A) if such Equity Interest is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case, in the ordinary course of business of the Borrower or any Subsidiary of the Borrower, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Equity Interest held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Borrower (or any Subsidiary of the Borrower) shall be considered Disqualified Equity Interests because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Dollar” and the sign “$” mean lawful money of the United States.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in the Administrative Questionnaire of such Lender or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Downgrade” is defined in Section 4.1(e).

“Early Opt-in Election” means the occurrence of:

(1)            (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.8 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate and LIBOR, and

(2)            (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“Early Repayment Event” means (a) any Notes Issuance or Debt Incurrence and (b) any Equity Issuance.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means March 23, 2020.

“Environmental Laws” means all applicable federal, state, local or foreign statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders) relating to the protection of the environment.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities) but excluding any debt securities convertible into such Equity Interests.

“Equity Issuance” means any issuance of Equity Interests by the Borrower, whether pursuant to a public offering or in a Rule 144A or other private placement, other than issuances pursuant to employee and/or director stock plans or employee and/or director compensation plans.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” is defined in Section 7.1.

“Existing Principal Subsidiaries” means each Subsidiary of the Borrower that is a Principal Subsidiary on the Effective Date.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person from proceeds of casualty insurance and condemnation awards related to a Collateral Vessel.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect at the date hereof (or any amended or successor version that is substantively comparable), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Code, any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such published intergovernmental agreements.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Morgan Stanley on such day on such transactions as determined by the Administrative Agent; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means that certain fee letter, dated as of the date hereof, by and between the Borrower and the Arrangers.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any annual fiscal reporting period of the Borrower.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” is defined in Section 1.4.

“Government-related Obligations” means obligations of the Borrower or any Subsidiary of the Borrower under, or Indebtedness incurred by the Borrower or any Subsidiary of the Borrower to satisfy obligations under, any governmental requirement imposed by any Applicable Jurisdiction that must be complied with to enable the Borrower and its Subsidiaries to continue their business in such Applicable Jurisdiction, excluding, in any event, any taxes imposed on the Borrower or any Subsidiary of the Borrower.

“Guarantee” by any Person shall mean any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Notice” is defined in Section 6.1.9.

“Guarantors” means CCHI, Celebrity Cruises Inc., a Liberian corporation, and any other Subsidiary of the Borrower that guarantees the Obligations.

“Guaranty” means the Guaranty, dated the date hereof, made by the Guarantors in favor of the Administrative Agent on behalf of the Secured Parties.

“Hedging Instruments” means options, caps, floors, collars, swaps, forwards, futures and any other agreements, options or instruments substantially similar thereto or any series or combination thereof used to hedge interest, foreign currency and commodity exposures.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

“IFRS” is defined in Section 1.4.

“Increase Option” is defined in Section 2.17(a).

“Increase Option Date” is defined in Section 2.17(b).

“Increasing Lender” is defined in Section 2.17(a).

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than (i) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 180 days of the date the respective goods are delivered or the respective services are rendered and (ii) any purchase price adjustment, earnout or deferred payment of a similar nature incurred in connection with an acquisition (but only to the extent that no payment has at the time accrued pursuant to such purchase price adjustment, earnout or deferred payment obligation); (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) guarantees by such Person of Indebtedness of others, up to the amount of Indebtedness so guaranteed by such Person; (g) obligations of such Person in respect of surety bonds and similar obligations; and (h) liabilities arising under Hedging Instruments.

“Indemnified Parties” is defined in Section 11.4.

“Initial Funding Date” means the date in the Availability Period of the first funding of Advances pursuant to Section 2.1 hereof.

“Interest Period” means, for each LIBO Rate Advance comprising part of the same Borrowing, the period commencing on the date of such LIBO Rate Advance or the date of the Conversion of any Base Rate Advance into such LIBO Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be seven days or one, two, three, six or twelve months as the Borrower may, upon notice in substantially the form of Exhibit C received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)            the Borrower may not select any Interest Period that ends after the Maturity Date;

(b)            Interest Periods commencing on the same date for LIBO Rate Advances comprising part of the same Borrowing shall be of the same duration (without limiting the ability of the Borrower to have more than one Borrowing on the same date);

(c)            [intentionally omitted];

(d)            whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if in the case of an Interest Period of longer than seven days such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(e)            whenever the first day of any Interest Period of longer than seven days occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee of Indebtedness of, assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of Section 6.2.9, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment not to exceed the original amount of such Investment.

“Lender” means each Lender listed on Schedule I hereto with a Commitment, and each Added Lender and, in each case, their respective successors and assigns.

“Lender Assignment Agreement” means a Lender Assignment Agreement substantially in the form of Exhibit D.

“LIBO Lending Office” means, with respect to any Lender, the office of such Lender specified as its “LIBO Lending Office” in the Administrative Questionnaire of such Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“LIBO Rate” means, for any Interest Period for each LIBO Rate Advance comprising part of the same Borrowing, the rate per annum appearing on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) as the London interbank offered rate for deposits in Dollars, at approximately 11:00 A.M. (London time) three Business Days prior to the first day of such Interest Period, for a term comparable to such Interest Period; provided that if the LIBO Rate shall be less than 1.00%, such rate shall be deemed 1.00% for purposes of this Agreement.

“LIBO Rate Advance” means an Advance that bears interest as provided in Section 2.7(a)(ii).

“LIBOR” has the meaning specified in the definition of Base Rate.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent reasonably designates to determine LIBOR (or such other commercially available source providing such quotations as may be reasonably designated by the Administrative Agent from time to time).

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

“Loan Document” means this Agreement, the Collateral Documents, the Fee Letter, the Notes, if any, and each amendment hereto.

“Loan Party” means, collectively, the Borrower and the Guarantors.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under the Loan Documents or (c) the ability of the Borrower to perform its payment Obligations under the Loan Documents.

“Material Litigation” is defined in Section 5.8.

“Maturity Date” means the date that is 364 days after the Initial Funding Date (the “Initial Maturity Date”); provided, however, that if the extension option described in Section 2.16 has been exercised by the Borrower, the date that is 364 days after the Initial Maturity Date; provided, further, that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“Morgan Stanley” is defined in the preamble.

“Net Cash Proceeds” means, with respect to any Disposition of Collateral or Collateral Vessels by the Borrower or any of its Subsidiaries or any Extraordinary Receipt received by or paid to the account of the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection with such event over (ii) the sum of (A) the out-of-pocket fees, costs and other expenses (including underwriting discounts, investment banking fees, commissions, collection expenses and other customary transaction costs) incurred or reasonably expected to be incurred by the Borrower or such Subsidiary in connection with such event, (B) in the case of any such Disposition, casualty, condemnation or similar event by a non-wholly-owned Subsidiary of the Borrower, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (B)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly-owned Subsidiary of the Borrower as a result thereof, (C) the amount of any reserves established by the Borrower and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case, that are directly attributable to such event (as determined reasonably and in good faith by a senior officer of the Borrower) and (D) income and other taxes paid or reasonably estimated to be actually payable within one years of the date of such transaction as a result of any gain recognized in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 11.1 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lenders” means the Lenders that are not Defaulting Lenders.

“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.13 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

“Notes Issuance” means the issuance by the Borrower or any of its Subsidiaries of one or more series of debt securities (including debt securities convertible or exchangeable into equity securities) pursuant to one or more registered public offerings or Rule 144A or other private placements.

“Notice” is defined in Section 11.2(c).

“Notice of Borrowing” is defined in Section 2.2(a).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Advance (in each case, other than non-monetary obligations), in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organic Document” means, relative to the Borrower, each Guarantor and each Subsidiary whose Equity Interests constitute Pledged Equity, its articles of incorporation (inclusive of any articles of amendment to its articles of incorporation) and its by-laws.

“Participant” is defined in Section 11.11.2.

“Participant Register” is defined in Section 11.11.2(f).

“Patriot Act” is defined in Section 11.2(d).

“Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Permitted Affiliate Participants” means any existing Affiliate (including for the purposes of this definition only, any member of the Borrower’s board of directors) of the Borrower (including any investment vehicle or investment office managed primarily for the benefit of such Person and such Person’s family members and related persons) disclosed (by name and participation amount) by the Borrower prior to the Effective Date to Lenders on the Effective Date, so long as (i) the relevant participation documentation does not permit such Person to vote on any matters hereunder that require a vote of Lenders and (ii) the Participant will not receive information provided solely to Lenders and will not be permitted to attend or participate in (or receive any notice of) Lender meetings or conference calls.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Platform” is defined in Section 11.2(b)(1).

“Pledge and Security Agreement” means the Pledge and Security Agreement executed by the Borrower, CCHI and Celebrity Cruises Inc., a Liberian corporation, in favor of the Collateral Agent.

“Pledged Collateral” is defined in the Pledge and Security Agreement.

“Prepayment Event” is defined in Section 8.1.

“Primary Currency” is defined in Section 11.15(c).

“Principal Subsidiary” means any Subsidiary of the Borrower that owns a Vessel.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Equity Interests.

“Protesting Lender” is defined in Section 6.2.6(b)(ii).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” is defined in Section 11.22(b).

“QFC Credit Support” is defined in Section 11.22.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction, the numerator of which is the amount of such Lender’s Commitment or Advances, as applicable, at such time (or, if the Commitments shall have been terminated, such Lender’s Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Commitments or Advances, as applicable, at such time (or, if the Commitments shall have been terminated, the aggregate amount of all Commitments as in effect immediately prior to such termination); provided that in the case of Section 2.15 when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the total Commitments or Advances, as applicable (disregarding any Defaulting Lender’s Commitments or Advances, as applicable), represented by such Lender’s Commitments or Advances, as applicable.

“Register” is defined in Section 11.11.3.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors (including lawyers and accountants) and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace the LIBO Rate and LIBOR in loan agreements similar to this Agreement or any successor thereto.

“Repricing Event” is defined in Section 2.10(b).

“Required Lenders” means, at any time, Lenders that, in the aggregate, hold more than 50% of the aggregate unpaid principal amount (based on the equivalent in Dollars at such time) of the Advances then outstanding; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Advances of such Lender at such time.

“Resignation Effective Date” is defined in Section 10.7(a).

“Resolution Authority” means (a) an EEA Resolution Authority or (b) with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property (other than Qualified Equity Interests)), with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property (other than Qualified Equity Interests)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or any person owned or controlled by any such Person or Persons or (b) any Person operating, organized or resident in a Sanctioned Country.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Lenders and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.6.

“S&P” means S&P Global Ratings.

“Senior Debt Rating” means, as of any date, (a) the implied senior debt rating of the Borrower for its long term senior unsecured, non-credit enhanced debt as given by Moody’s and S&P or (b) in the event the Borrower receives an actual unsecured senior debt rating (apart from an implied rating) from Moody’s and/or S&P, such actual rating or ratings, as the case may be (and in such case the Senior Debt Rating shall not be determined by reference to any implied senior debt rating from either agency).

“Silversea” is defined in Section 6.2.2(e).

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means SOFR, Term SOFR or Compounded SOFR.

“Stockholders’ Equity” means, as at any date, the Borrower’s stockholders’ equity on such date, excluding Accumulated Other Comprehensive Income (Loss), determined in accordance with GAAP, provided that any non-cash charge to Stockholders’ Equity resulting (directly or indirectly) from a change after the Effective Date in GAAP or in the interpretation thereof shall be disregarded in the computation of Stockholders’ Equity such that the amount of any reduction thereof resulting from such change shall be added back to Stockholders’ Equity.

“Subsidiary” means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

“Supported QFC” is defined in Section 11.22.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” is defined in Section 3.6.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

“Trade Date” is defined in Section 11.11.1(a)(ii).

“Type” means the distinction of an Advance as a LIBO Rate Advance or a Base Rate Advance.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“U.S. Special Resolution Regimes” is defined in Section 11.22.

“Vessel” means a passenger cruise vessel owned by the Borrower or one of its Subsidiaries.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2.      Use of Defined Terms; Other Definitional Provisions.

(a) Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall, when capitalized, have such meanings when used in the Disclosure Schedule and in each Note, Notice of Borrowing, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

(b) Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, Disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(c) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document (including any Loan Document) herein shall be construed as referring to such agreement, instrument or other document (including any Loan Document) as from time to time amended, restated, amended and restated, supplemented, extended, renewed, replaced, refinanced or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements, extensions, renewals, replacements, refinancings or modifications set forth herein), (ii) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof or thereof, (iv) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles and Sections, clauses and paragraphs of, and Exhibits and Schedules to, this Agreement or such Loan Document, as applicable, and (v) the words “asset” and “Property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.3.      Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

Section 1.4.      Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 6.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies); provided that if the Borrower elects to apply or is required to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP, upon any such election and notice to the Administrative Agent, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided, further, that if, as a result of (i) any change in GAAP or IFRS or in the interpretation thereof or (ii) the application by the Borrower of IFRS in lieu of GAAP, in each case, after the date of the financial statements referred to in Section 5.6, there is a change in the manner of determining any of the items referred to herein that are to be determined by reference to GAAP, and the effect of such change would (in the reasonable opinion of the Borrower or the Administrative Agent) be such as to affect the basis or efficacy of the covenants contained in Section 6.2.4 in ascertaining the financial condition of the Borrower or the consolidated financial condition of the Borrower and its Subsidiaries and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate such change occurring after the date hereof in GAAP or the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), then such item shall for the purposes of such Sections of this Agreement continue to be determined in accordance with GAAP relating thereto as GAAP were applied immediately prior to such change in GAAP or in the interpretation thereof until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, all obligations of any person that are or would be characterized as operating lease obligations in accordance with GAAP as in effect on December 31, 2018 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations for purposes of this Agreement regardless of any change in GAAP following December 31, 2018 that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as capitalized leases; provided that, for clarification purposes, operating leases recorded as liabilities on the balance sheet due to a change in accounting treatment, or otherwise, shall for all purposes not be treated as Indebtedness, Capital Lease Obligations or Capitalized Lease Liabilities.

Section 1.5.      LIBOR Replacement. The Administrative Agent does not warrant nor accept any responsibility nor shall the Administrative Agent have any liability with respect to (i) any Benchmark Replacement Conforming Changes, (ii) the administration, submission or any matter relating to the rates in the definitions of LIBO Rate or LIBOR or with respect to any rate that is an alternative, comparable or successor rate thereto or (iii) the effect of any of the foregoing.

Article II

COMMITMENTS, BORROWING PROCEDURES AND NOTES

Section 2.1.      The Advances.

(a)            Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower on the Effective Date in an aggregate principal amount not to exceed such Lender’s Commitment.

(b)            The initial Borrowing shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Any Advances prepaid may not be reborrowed.

Section 2.2.      Making the Advances.

(a)            Each Borrowing shall be made on notice, given not later than (i) the Effective Date in the case of the proposed Borrowing on the Effective Date, and (ii) in each other case, (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of LIBO Rate Advances or (y) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent by telecopier or other electronic transmission, which shall give to each Lender prompt notice (in the case of a proposed Borrowing consisting of Base Rate Advances, by 12:00 P.M. (New York City time)) thereof by telecopier or other electronic transmission. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed promptly in writing, telecopier or other electronic transmission in substantially the form of Exhibit B hereto, specifying therein (in the case of any Borrowing on an Increase Option Date, subject to Section 2.17(c)) the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of LIBO Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of LIBO Rate Advances and before 1:00 P.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Base Rate Advances, make available for the account of its Applicable Lending Office to the Administrative Agent at the applicable Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 4.2 the Administrative Agent will make such funds available to the Borrower at the account of the Borrower specified in the applicable Notice of Borrowing.

(b)            [Intentionally omitted].

(c)            Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select LIBO Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Lenders to make LIBO Rate Advances shall then be suspended pursuant to Section 2.8 or 3.1 and (ii) the LIBO Rate Advances may not be outstanding as part of more than two separate Borrowings.

(d)            Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of LIBO Rate Advances, the Borrower shall indemnify each Lender in accordance with Section 3.4.

(e)            Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Advances comprising such Borrowing and (ii) in the case of such Lender the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(f)            The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(g)            If any Lender shall default in its obligations under Section 2.1, the Agents shall, at the request of the Borrower, use reasonable efforts to find a bank or other financial institution acceptable to the Borrower and reasonably acceptable to the Administrative Agent to replace such Lender on terms acceptable to the Borrower and to have such bank or other financial institution replace such Lender.

(h)            Each Lender may, if it so elects, fulfill its obligation to make or continue Advances hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such Advance; provided that such Advance shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such Advance shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility.

Section 2.3.      [Intentionally omitted].

Section 2.4.      Fees.

(a)            [Intentionally omitted].

(b)            [Intentionally omitted].

(c)            Extension Fees. If the Maturity Date shall have been extended in accordance with Section 2.16, in addition to the extension fee payable pursuant to Section 2.16(b), the Borrower agrees to pay to the Administrative Agent for the account of each Lender (subject to Section 2.15, in the case of a Defaulting Lender) an additional extension fee on the 545th calendar day following the Initial Funding Date, equal to 0.50% multiplied by the aggregate outstanding principal amount of the Advances of such Lender as of such day; provided that, for the avoidance of doubt, no fee shall be payable pursuant to this Section 2.4(c) if there are no outstanding Advances and the Commitments have been terminated.

(d)            Other Fees. The Borrower agrees to pay the Administrative Agent on the Effective Date all fees due and payable on such date as set forth in the Fee Letter.

(e)            Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

Section 2.5.      [Intentionally omitted].

Section 2.6.      Repayment of Advances. The Borrower shall repay (i) on the last day of each Fiscal Year, to the Administrative Agent for the account of each Lender, the aggregate principal amount of Advances made by such Lender multiplied by 1.00% and (ii) on the Maturity Date, to the Administrative Agent for the account of each Lender, the aggregate principal amount of the Advances made by such Lender and then outstanding.

Section 2.7.      Interest on Advances.

(a)            Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)            Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the result of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin for Base Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)            LIBO Rate Advances. During such periods as such Advance is a LIBO Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the result of (x) the LIBO Rate for such Interest Period for such LIBO Rate Advance plus (y) the Applicable Margin for LIBO Rate Advances in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such LIBO Rate Advance shall be Converted or paid in full.

(b)            Default Interest. After the date any principal amount of any Advance is due and payable (whether on the Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above as certified by the Administrative Agent to the Borrower (which certification shall be conclusive in the absence of manifest error).

Section 2.8.      Interest Rate Determination.

(a)            The Administrative Agent shall furnish to the Borrower and to the Lenders each determination of the LIBO Rate.

(b)            If the Borrower shall fail to select the duration of any Interest Period for any LIBO Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances shall, on such last day, automatically be continued as an Advance with an Interest Period having a duration of one month.

(c)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate and LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice from Lenders comprising the Required Lenders that such Required Lenders (A) in the case of an amendment to replace the LIBO Rate and LIBOR with a SOFR-Based Rate, object to the Benchmark Replacement Adjustment; or (B) in the case of an amendment to replace the LIBO Rate and LIBOR with a Benchmark Replacement that is not a SOFR-Based Rate, object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBO Rate and LIBOR with a Benchmark Replacement pursuant to this Section 2.8(c) will occur prior to the applicable Benchmark Transition Start Date. Notwithstanding anything else herein, any definition of Benchmark Replacement shall provide that in no event shall such Benchmark Replacement be less than 1.00% for purposes of this Agreement.

(d)            Benchmark Adjustment Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(e)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.8 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.8.

(f)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Borrowing of LIBO Rate Advances, or conversion to or continuation of LIBO Rate Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Advances. During any Benchmark Unavailability Period, the component of the Base Rate based upon LIBOR will not be used in any determination of the Base Rate.

Section 2.9.      Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Administrative Agent in substantially the form of Exhibit C not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.8 and 3.1, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of LIBO Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such LIBO Rate Advances, any Conversion of Base Rate Advances into LIBO Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.2(c) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.2(c). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into LIBO Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

Section 2.10.      Optional Prepayments of Advances.

(a)            The Borrower may, upon notice at least three Business Days prior to the date of such prepayment, in the case of LIBO Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment of LIBO Rate Advances shall be in an aggregate principal amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and in the event of any such prepayment of a LIBO Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 3.4.

(b)            In the event that on or prior to the date that is six months after the Initial Funding Date, (i) all or any portion of the Advances are prepaid or repaid from the proceeds of an issuance or incurrence of Indebtedness by the Borrower or any of its Subsidiaries and the effective yield (in each case, to be determined in the reasonable discretion of the Administrative Agent consistent with generally accepted financial practices, after giving effect to margins and any applicable interest rate “floors”, recurring fees and all other upfront or similar fees or original issue discount, but excluding the effect of any bona fide arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof) is, or upon satisfaction of specified conditions could be, lower than the effective yield in respect of the Advances (as determined on the same basis) or (ii) a Lender is deemed a Non-Consenting Lender and must assign its Advances pursuant to Section 11.1 in connection with any waiver, amendment or modification that would reduce the effective yield in effect with respect to such Advances (each of clauses (i) and (ii), a “Repricing Event”), then in each case the aggregate principal amount so prepaid or repaid or assigned will be subject to a fee payable by the Borrower equal to 1.00% of the principal amount of Advances prepaid or repaid or assigned in connection with such Repricing Event, on the date of such Repricing Event. Such fee shall be paid by the Borrower to the Agent, for the account of the Lenders or such Non-Consenting Lenders, on the date of such Repricing Event.

Section 2.11.      Payments and Computations.

(a)            The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Administrative Agent at the applicable Administrative Agent’s Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Section 3.3, 3.4, 3.5, 3.6 or 3.7) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Added Lender becoming a Lender hereunder as a result of an exercise of the Increase Option pursuant to Section 2.17, and upon the Administrative Agent’s receipt of such Lender’s Added Lender Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Option Date, the Administrative Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Added Lender. Upon its acceptance of a Lender Assignment Agreement and recording of the information contained therein in the Register pursuant to Section 11.11.3, from and after the effective date specified in such Lender Assignment Agreement, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Lender Assignment Agreement shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)            All computations of interest based on the Base Rate (including Base Rate determined by reference to the LIBO Rate or the Federal Funds Rate) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the LIBO Rate or the Federal Funds Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)            Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day; provided, however, that, if such extension would cause payment of interest on or principal of LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day and provided, further, that any such adjustment to the payment date shall in each case be made in the computation of payment of interest or fee, as the case may be.

(d)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(e)            To the extent that the Administrative Agent receives funds for application to the amounts owing by the Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Administrative Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.11, the Administrative Agent, to the extent permitted by applicable law, shall be entitled to convert or exchange such funds into Dollars to the extent necessary to enable the Administrative Agent to distribute such funds in accordance with the terms of this Section 2.11; provided that the Borrower and each of the Lenders hereby agree that the Administrative Agent shall not be liable or responsible for any loss, cost or expense suffered by the Borrower or such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.11(e) or as a result of the failure of the Administrative Agent to effect any such conversion or exchange; and provided further that the Borrower agrees, to the extent permitted by applicable law, to indemnify the Administrative Agent and each Lender, and hold the Administrative Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Administrative Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.11(e).

Section 2.12.      Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than (x) pursuant to Section 3.3, 3.4, 3.5, 3.6 or 3.7 or (y) any payments made in accordance with the express terms of this Agreement at any time that a Defaulting Lender exists and any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Commitments or Advances in accordance with Section 2.15, Section 11.11.1 or Section 11.11.2) in excess of its Ratable Share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.13.      Evidence of Debt.

(a)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

(b)            The Register maintained by the Administrative Agent pursuant to Section 11.11.3 shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date, currency and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Lender Assignment Agreement delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c)            Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error.

Section 2.14.      Mandatory Prepayments.

(a)            Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Subsidiaries in respect of the Designated Assets, the Borrower shall prepay an aggregate principal amount of Advances equal to 100% of all Net Cash Proceeds received therefrom within three Business Days after the date of receipt thereof by the Borrower or such Subsidiary.

(b)            If the Borrower or any of its Subsidiaries Disposes of any Designated Assets, the Borrower shall prepay an aggregate principal amount of Advances equal to 100% of such Net Cash Proceeds received therefrom within three Business Days after the date of receipt thereof by the Borrower or such Subsidiary.

(c)            In the event and on each occasion that, after the making of the Advances hereunder on the Initial Funding Date, any Net Cash Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Early Repayment Event, (i) the Borrower shall, on the date of such receipt, deliver to the Agent a notice thereof setting forth the nature of such Early Repayment Event and the amount of such Net Cash Proceeds (together with a reasonably detailed calculation thereof) and (ii) within three Business Days after such Net Cash Proceeds are received, the Borrower shall prepay Advances in an amount equal to such Net Cash Proceeds (or, if less, an amount equal to the aggregate amount of the Advances then outstanding).

(d)            To the extent no Advances are outstanding after giving effect to any prepayment made under this Section 2.14 and there remains any unapplied Net Cash Proceeds, the Borrower may retain such unapplied Net Cash Proceeds.

Section 2.15.      Defaulting Lenders.

(a)            If the Borrower and the Administrative Agent agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral or letters of credit), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their Ratable Shares, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(b)            Notwithstanding anything to the contrary contained in this Agreement, any payment of principal, interest or other amounts received by the Administrative Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default and no Prepayment Event shall have occurred and be continuing), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default and no Prepayment Event shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the applicable conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender and provided further that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.15 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

Section 2.16.      Extension Option.

(a)            At least 15 days prior to the Initial Maturity Date, the Borrower, by written notice to the Administrative Agent, may request an extension of the Maturity Date.

(b)            If the Borrower has delivered written notice of its request to extend the Maturity Date in accordance with clause (a) above, then upon the satisfaction of the following conditions, the Maturity Date in effect at such time shall be automatically extended by 364 days on the 15th day following delivery of such notice:

(i)            no Default or Event of Default shall have occurred and been continuing;

(ii)            within five Business Days following the delivery such notice, the Borrower shall have paid to the Administrative Agent for the ratable account of the Lenders a fee equal to 1.00% of the aggregate principal amount of the Advances outstanding on the date such notice was delivered; and

(iii)            together with such notice, the Borrower shall have furnished to the Administrative Agent a certificate of one of its senior officers certifying that as of the date such notice was delivered, the Borrower was in compliance with Section 6.2.4 after giving pro forma effect to the proposed maturity extension and setting forth a reasonably detailed calculation of the pro forma Collateral Coverage Ratio; provided, however, that for purposes of calculating such Collateral Coverage Ratio, the Aggregate Collateral Vessel Value shall be determined on the basis of a recent valuation report or appraisal conducted by an independent firm of recognized skill and experience in valuing or appraising such assets, which appraiser and the form and substance of such report or appraisal shall each be reasonably satisfactory to the Administrative Agent.

Section 2.17.      Increase Option.

(a)            The Borrower shall have the right following the Effective Date but prior to the occurrence of a Downgrade, by notice to the Administrative Agent, to effectuate on a single occasion, additional Advances under this Agreement (such right to increase, the “Increase Option”) by adding to this Agreement one or more commercial banks or financial institutions (who shall, upon completion of the requirements of this Section 2.14 constitute “Lenders” hereunder) (an “Added Lender”), or by allowing one or more Lenders in their sole discretion to make additional Advances hereunder (each an “Increasing Lender”); provided that (x) no additional Advance on any occasion shall be less than $10,000,000, (y) no additional Advances pursuant to this Section 2.17 shall result in aggregate Advances exceeding $2,350,000,000, and (z) no Lender shall be required to make any additional Advances under this Section 2.17 without the consent of such Lender. The Borrower shall deliver to the Administrative Agent on or before the applicable Increase Option Date each of the following items:

(i)            with respect to each Added Lender and Increasing Lender:

(A)            a written notice of the Borrower’s intention to borrow the aggregate amount of Advances pursuant to this Section 2.17, which shall specify each Added Lender and the amount of such Added Lender’s Advance (if any), each Increasing Lender and the amount of the additional Advance of such Increasing Lender’s Advance (if any), and such other information as is reasonably requested by the Administrative Agent;

(B)            documents in the form of Exhibit E or Exhibit F, as applicable, executed and delivered by each Added Lender and each Increasing Lender, pursuant to which such Lender becomes a party hereto or makes an additional Advance, as the case may be; and

(C)            if requested by the applicable Lender, Notes or replacement Notes, as the case may be, executed and delivered by the Borrower; and

(ii)            a certificate of a senior officer of the Borrower certifying that, as of the Increase Option Date (immediately prior to the funding of the Advances to be made on such date), there shall have been no communication to the Borrower or public announcement of any kind from S&P and Moody’s that the Senior Debt Rating has been subject to a Downgrade.

(b)            Upon receipt of any notice referred to in clause (a)(i) above, the Administrative Agent shall promptly notify each Lender thereof. Upon execution and delivery of such documents (the “Increase Option Date”), such new Lender shall constitute a “Lender” hereunder with an Advance as specified therein, or such Increasing Lender’s Advance shall increase as specified therein, as the case may be. Immediately upon the effectiveness of the addition of such Added Lender or the increase in the Advance of such Increasing Lender under this Section 2.17, the respective Ratable Shares of the Lenders shall be deemed modified as appropriate to correspond to such changed aggregate Advances. The Advances of each Added Lender and Increasing Lender shall constitute Advances constitute either additional LIBO Rate Advances or additional Base Rate Advances, as the case may be, of the same class and having the same initial Interest Period, as the Advances made by the initial Lenders on the Effective Date; provided that interest shall accrue on the Advances of each Added Lender and Increasing Lender from the applicable Increase Option Date.

(c)            The Borrower shall borrow up to the full amount of the additional Advances in accordance with Section 2.2 on the Increase Option Date.

Article III
CERTAIN LIBO RATE AND OTHER PROVISIONS

Section 3.1.      LIBO Rate Lending Unlawful. If the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority having jurisdiction over such Lender asserts that it is unlawful, for such Lender to make, continue or maintain any Advance bearing interest at a rate based on the LIBO Rate, the obligations of such Lender to make, continue or maintain any Advances bearing interest at a rate based on the LIBO Rate shall, upon notice thereof to the Borrower, the Administrative Agent and each other Lender, forthwith be suspended until the circumstances causing such suspension no longer exist, provided that such Lender’s obligation to make, continue and maintain Advances hereunder shall be automatically converted into an obligation to make, continue and maintain Advances bearing interest at a rate to be negotiated between such Lender and the Borrower that is the equivalent of the sum of the LIBO Rate for the relevant Interest Period plus the Applicable Margin applicable to LIBO Rate Advances or, if such negotiated rate is not agreed upon by the Borrower and such Lender within fifteen Business Days, a rate equal to the Federal Funds Rate from time to time in effect plus the Applicable Margin applicable to LIBO Rate Advances.

Section 3.2.      Deposits Unavailable.

If the Administrative Agent shall have determined that:

(a)            deposits in the relevant amount, in the relevant currency and for the relevant Interest Period are not available to it in the London interbank market; or

(b)            by reason of circumstances affecting the London interbank market, adequate or reasonable means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Advances,

then the Administrative Agent shall give notice of such determination (hereinafter called a “Determination Notice”) to the Borrower and each of the Lenders. The Borrower, the Lenders and the Administrative Agent shall then negotiate in good faith in order to agree upon a mutually satisfactory interest rate and interest period (or interest periods) to be substituted for those which would otherwise have applied under this Agreement. If the Borrower, the Lenders and the Administrative Agent are unable to agree upon an interest rate (or rates) and interest period (or interest periods) prior to the date occurring fifteen Business Days after the giving of such Determination Notice, the interest rate to take effect at the end of the Interest Period current at the date of the Determination Notice shall be equal to the sum of the Applicable Margin applicable to LIBO Rate Advances plus the Federal Funds Rate in effect from time to time.

Section 3.3.      Increased Costs, etc. If a change in any applicable treaty, law, regulation or regulatory requirement (including by introduction or adoption of any new treaty, law, regulation or regulatory requirement) or in the interpretation thereof or in its application to the Borrower, or if compliance by any Lender with any applicable direction, request, requirement or guideline (whether or not having the force of law, and for the avoidance of doubt, including any changes resulting from (i) requests, rules, guidelines or directives concerning capital adequacy or liquidity issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, and in each case for both clauses (i) and (ii), regardless of the date enacted, adopted or issued) of any governmental or other authority including, without limitation, any agency of the United States or the United Kingdom, the European Union or similar monetary or multinational authority insofar as it may be changed or imposed after the date hereof, shall:

(a)            subject any Lender to any taxes, levies, duties, charges, fees, deductions or withholdings of any nature with respect to its commitment to lend and other commitments of such type or any part thereof imposed, levied, collected, withheld or assessed by any jurisdiction or any political subdivision or taxing authority thereof (other than taxation on overall net income and, to the extent such taxes are described in Section 3.6, withholding taxes); or

(b)            change the basis of taxation to any Lender (other than a change in taxation on the overall net income of such Lender) of payments of principal or interest or any other payment due or to become due pursuant to this Agreement; or

(c)            impose, modify or deem applicable any reserve, liquidity or capital adequacy requirements (other than the reserve costs described in Section 3.7) or other banking or monetary controls or requirements which affect the manner in which a Lender shall allocate its capital resources to its obligations hereunder or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, any Lender (provided that such Lender shall, unless prohibited by law, allocate its capital resources to its obligations hereunder in a manner which is consistent with its present treatment of the allocation of its capital resources); or

(d)            impose on any Lender any other condition affecting its commitment to lend hereunder,

and the result of any of the foregoing is either (i) to increase the cost to such Lender of making Advances or maintaining its Commitment or any part thereof, (ii) to reduce the amount of any payment received by such Lender or its effective return hereunder or on its capital or (iii) to cause such Lender to make any payment or to forego any return based on any amount received or receivable by such Lender hereunder, then and in any such case if such increase or reduction in the opinion of such Lender materially affects the interests of such Lender, (A) the Lender concerned shall (through the Administrative Agent) notify the Borrower of the occurrence of such event and use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the effects of such law, regulation or regulatory requirement or any change therein or in the interpretation thereof and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender and (B) the Borrower shall forthwith upon demand pay to the Administrative Agent for the account of such Lender such amount as is necessary to compensate such Lender for such additional cost or such reduction and ancillary expenses, including taxes, incurred as a result of such adjustment. Such notice shall (i) describe in reasonable detail the event leading to such additional cost, together with the approximate date of the effectiveness thereof, (ii) set forth the amount of such additional cost, (iii) describe the manner in which such amount has been calculated, (iv) certify that the method used to calculate such amount is the Lender’s standard method of calculating such amount, (v) certify that such request is consistent with its treatment of other borrowers that are subject to similar provisions, and (vi) certify that, to the best of its knowledge, such change in circumstance is of general application to the commercial banking industry in such Lender’s jurisdiction of organization or in the relevant jurisdiction in which such Lender does business. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, but not more than six months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such cost or reductions and of such Lender’s intention to claim compensation therefor.

Section 3.4.      Funding Losses. In the event any Lender shall incur any loss or expense (other than loss of profits, business or anticipated savings) by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Advance as a LIBO Rate Advance as a result of:

(a)            any conversion or repayment or prepayment of the principal amount of any LIBO Rate Advances on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise; or

(b)            any LIBO Rate Advances not being made in accordance with the Notice of Borrowing therefor due to the fault of the Borrower or as a result of any of the conditions precedent set forth in Article IV not being satisfied, then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five Business Days of its receipt thereof, pay directly to such Lender such amount as will reimburse such Lender for such loss or expense. Such written notice shall include calculations in reasonable detail setting forth the loss or expense to such Lender.

Section 3.5.      Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law and for the avoidance of doubt, including any changes resulting from (i) requests, rules, guidelines or directives concerning capital adequacy or liquidity issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, and in each case for both clauses (i) and (ii), regardless of the date enacted, adopted or issued) of any court, central bank, regulator or other governmental authority increases the amount of capital required to be maintained by any Lender or any Person controlling such Lender, and the rate of return on its or such controlling Person’s capital as a consequence of its Commitments or the Advances made by such Lender is reduced to a level below that which such Lender or such controlling Person would have achieved but for the occurrence of any such change in circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. Any such notice shall (i) describe in reasonable detail the capital adequacy or liquidity requirements which have been imposed, together with the approximate date of the effectiveness thereof, (ii) set forth the amount of such lowered return, (iii) describe the manner in which such amount has been calculated, (iv) certify that the method used to calculate such amount is such Lender’s standard method of calculating such amount, (v) certify that such request for such additional amounts is consistent with its treatment of other borrowers that are subject to similar provisions and (vi) certify that, to the best of its knowledge, such change in circumstances is of general application to the commercial banking industry in the jurisdictions in which such Lender does business. In determining such amount, such Lender may use any method of averaging and attribution that it shall, subject to the foregoing sentence, deem applicable. Each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid such reduction in such rate of return and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the circumstance giving rise to such reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, but not more than six months prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such reductions and of such Lender’s intention to claim compensation therefor.

Section 3.6.      Taxes. All payments by the Borrower of principal of, and interest on, the Advances and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding, with respect to each Lender, taxes imposed on or measured by such Lender’s net income or receipts and franchise taxes imposed in lieu of net income taxes or taxes on receipts, by the jurisdiction under the laws of which such Lender is organized or any political subdivision thereof or the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof or any other jurisdiction unless such net income taxes are imposed solely as a result of the Borrower’s activities in such other jurisdiction, and any taxes imposed under FATCA (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:

(a)            pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)            promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

(c)            pay to the Administrative Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Administrative Agent or any Lender with respect to any payment received by the Administrative Agent or such Lender hereunder, the Administrative Agent or such Lender may pay such Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had no such Taxes been asserted.

Any Lender claiming any additional amounts payable pursuant to this Section agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental withholding Taxes, interest or penalties that may become payable by any Lender as a result of any such failure (so long as such amount did not become payable as a result of the failure of such Lender to provide timely notice to the Borrower of the assertion of a liability related to the payment of Taxes). For purposes of this Section 3.6, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

If any Lender is entitled to any refund, credit, deduction or other reduction in tax by reason of any payment made by the Borrower in respect of any tax under this Section 3.6 or by reason of any payment made by the Borrower pursuant to Section 3.3, such Lender shall use reasonable efforts to obtain such refund, credit, deduction or other reduction and, promptly after receipt thereof, will pay to the Borrower such amount (plus any interest received by such Lender in connection with such refund, credit, deduction or reduction) as is equal to the net after-tax value to such Lender of such part of such refund, credit, deduction or reduction as such Lender reasonably determines is allocable to such tax or such payment (less out-of-pocket expenses incurred by such Lender), provided that no Lender shall be obligated to disclose to the Borrower any information regarding its tax affairs or tax computations.

Each Lender (and each Participant) agrees with the Borrower and the Administrative Agent that it will (i) in the case of a Lender or a Participant that is organized under the laws of a jurisdiction other than the United States (a) provide to the Administrative Agent and the Borrower an appropriately executed copy of Internal Revenue Service Form W-8ECI certifying that any payments made to or for the benefit of such Lender or such Participant are effectively connected with a trade or business in the United States (or, alternatively, an Internal Revenue Service Form W-8BEN or W-8BEN-E claiming the benefits of a tax treaty, but only if the applicable treaty described in such form provides for a complete exemption from U.S. federal income tax withholding), or any successor form, on or prior to the date hereof (or, in the case of any assignee as provided for in Section 11.11.1 or Participant, on or prior to the date of the relevant assignment or participation) in each case attached to an Internal Revenue Service Form W-8IMY, if appropriate, (b) notify the Administrative Agent and the Borrower if the certifications made on any form provided pursuant to this paragraph are no longer accurate and true in all material respects and (c) provide such other tax forms or other documents as shall be prescribed by applicable law, if any, or as otherwise reasonably requested, to demonstrate, to the extent applicable, that payments to such Lender (or Participant) hereunder are exempt from withholding under FATCA, and (ii) in all cases, provide such forms, certificates or other documents or information, as and when reasonably requested by the Borrower, necessary to claim any applicable exemption from, or reduction of, Taxes or any payments made to or for benefit of such Lender or such Participant, provided that the Lender or Participant is legally able to deliver such forms, certificates or other documents. For any period with respect to which a Lender (or Participant) has failed to provide the Borrower with the foregoing forms (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided (which, in the case of an assignee as provided for in Section 11.11.1, would be the date on which the original assignor was required to provide such form) or if such form otherwise is not required hereunder) such Lender (or Participant) shall not be entitled to the benefits of this Section 3.6 with respect to Taxes imposed by reason of such failure.

Section 3.7.      Reserve Costs. Without in any way limiting the Borrower’s obligations under Section 3.3, the Borrower shall pay to each Lender on the last day of each Interest Period of each LIBO Rate Advance, so long as the relevant Applicable Lending Office of such Lender is required to maintain reserves against “Eurocurrency liabilities” under Regulation D of the F.R.S. Board, upon notice from such Lender, an additional amount equal to the product of the following for each LIBO Rate Advance for each day during such Interest Period:

(i)            the principal amount of such LIBO Rate Advance outstanding on such day; and

(ii)            the remainder of (x) a fraction the numerator of which is the rate (expressed as a decimal) at which interest accrues on such LIBO Rate Advance for such Interest Period as provided in this Agreement (less the Applicable Margin applicable to LIBO Rate Advances) and the denominator of which is one minus any increase after the Effective Date in the effective rate (expressed as a decimal) at which such reserve requirements are imposed on such Lender minus (y) such numerator; and

(iii)            1/360.

Such notice shall (i) describe in reasonable detail the reserve requirement that has been imposed, together with the approximate date of the effectiveness thereof, (ii) set forth the applicable reserve percentage, (iii) certify that such request is consistent with such Lender’s treatment of other borrowers that are subject to similar provisions and (iv) certify that, to the best of its knowledge, such requirements are of general application in the commercial banking industry in the United States.

Each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to avoid the requirement of maintaining such reserves (including by designating a different Applicable Lending Office) if such efforts would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 3.8.      Replacement Lenders, etc. If the Borrower shall be required to make any payment to any Lender pursuant to Section 3.3, 3.4, 3.5, 3.6 or 3.7, the Borrower shall be entitled at any time (so long as no Default and no Prepayment Event shall have occurred and be continuing) within 180 days after receipt of notice from such Lender of such required payment to (a) terminate such Lender’s Commitment (whereupon the Ratable Shares of each other Lender shall automatically be adjusted to an amount equal to each such Lender’s ratable share of the remaining Commitments), and such Lender’s right to receive any facility fee accruing after such termination, (b) prepay the affected portion of such Lender’s Advances in full, together with accrued interest thereon through the date of such prepayment (provided that the Borrower shall not prepay any such Lender pursuant to this clause (b) without replacing such Lender pursuant to the following clause (c) until a 30-day period shall have elapsed during which the Borrower and the Agents shall have attempted in good faith to replace such Lender), and/or (c) replace such Lender with another financial institution reasonably acceptable to the Administrative Agent, provided that (i) each such assignment shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement and (ii) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section unless and until such Lender shall have received one or more payments from either the Borrower or one or more assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement. Each Lender represents and warrants to the Borrower that, as of the date of this Agreement (or, with respect to any Lender not a party hereto on the date hereof, on the date that such Lender becomes a party hereto), there is no existing treaty, law, regulation, regulatory requirement, interpretation, directive, guideline, decision or request pursuant to which such Lender would be entitled to request any payments under any of Sections 3.3, 3.4, 3.5, 3.6 and 3.7 to or for account of such Lender.

Section 3.9.      Setoff. Upon the occurrence and during continuance of an Event of Default or Prepayment Event, each Lender shall have, to the extent permitted by applicable law, the right to appropriate and apply to the payment of the Obligations then due and owing to it any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Lender; provided that any such appropriation and application shall be subject to the provisions of Section 2.12; provided, further, that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15(b) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

Section 3.10.      Use of Proceeds. The Borrower shall apply the proceeds of each Borrowing in accordance with the third recital; without limiting the foregoing, no proceeds of any Advance will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any “margin stock”, as defined in F.R.S. Board Regulation U.

Article IV

CONDITIONS TO BORROWING

Section 4.1.      Effectiveness. The obligations of the Lenders to fund any Borrowing shall be subject to the satisfaction or waiver of the conditions precedent set forth in this Section 4.1.

(a)            Resolutions, etc. The Administrative Agent shall have received from the Borrower and CCHI:

(i)            a certificate, dated the Effective Date, of the Secretary or Assistant Secretary of each of the Borrower and CCHI as to the incumbency and signatures of those of its officers authorized to act with respect to this Agreement and each other Loan Document and as to the truth and completeness of the attached:

(x) resolutions of its respective Board of Directors, and with respect to CCHI, resolutions of its shareholders, in each case, as then in full force and effect authorizing the execution, delivery and performance of this Agreement and each other Loan Document to which it is a party; and

(y) Organic Documents of the Borrower and CCHI;

and upon which certificate each Lender may conclusively rely until it shall have received a further certificate of the Secretary of the Borrower or CCHI, as applicable, canceling or amending such prior certificate;

(ii)            with respect to each Guarantor other than CCHI, resolutions of such Guarantor’s Board of Directors and resolutions of its shareholders, in each case, as then in full force and effect authorizing the execution, delivery and performance of this Agreement and each other Loan Documents to which such Guarantor is a party;

(iii)            a certificate of good standing issued by the relevant Liberian authorities in respect of the Borrower and each Guarantor; and

(iv)            a copy of the share register and issued and outstanding share certificate for each Guarantor whose Equity Interests constitute Pledged Equity.

(b)            Delivery of Notes. The Administrative Agent shall have received, for the account of the respective Lenders, the Notes requested by Lenders pursuant to Section 2.13, duly executed and delivered by the Borrower.

(c)            Opinions of Counsel. The Administrative Agent shall have received opinions, dated the Effective Date and addressed to the Agents and each Lender, from:

(i)            Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Borrower, as to New York law, in a form reasonably satisfactory to the Administrative Agent;

(ii)            Watson Farley & Williams LLP, counsel to the Borrower, as to Liberian law, in a form reasonably satisfactory to the Administrative Agent; and

(iii)            Holland & Knight LLP, counsel to the Borrower, as to Florida law, in a form reasonably satisfactory to the Administrative Agent.

(d)            Loan Documents. The Administrative Agent (or its counsel) shall have received a copy of each of the following, duly executed and delivered by each party thereto:

(i)            this Agreement;

(ii)            the Guaranty; and

(iii)            the Pledge and Security Agreement (and any intellectual property security agreements required thereunder to be delivered on the Effective Date).

(e)            No Downgrade. As of the Effective Date (immediately prior to the funding of the Advances to be made on such date), there shall have been no communication to the Borrower or public announcement of any kind from S&P and Moody’s that the Senior Debt Rating provided (i) by S&P has been downgraded such that it is below BBB- and (ii) by Moody’s has been downgraded such that it is below Baa3 (the occurrence of both such ratings declines, a “Downgrade”).

(f)            Closing Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees that the Borrower shall have agreed in writing to pay to the Administrative Agent (whether for its own account or for account of any of the Lenders) and all invoiced expenses of the Administrative Agent (including the agreed fees and expenses of counsel to the Administrative Agent) on or prior to the Effective Date.

(g)            Know your Customer. Each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act to the extent reasonably requested by such Lender.

(h)            Beneficial Ownership Certifications. If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver, to each Lender that so requests, a Beneficial Ownership Certification in relation to the Borrower.

(i)            Pledged Collateral. The Collateral Agent shall have received certificates, if any, representing the Pledged Collateral of each Guarantor accompanied by undated stock powers executed in blank.

(j)            The conditions set forth in Section 4.2(a) shall have been satisfied (as if a Borrowing occurred on the Effective Date).

Section 4.2.      All Borrowings. The obligation of each Lender to fund any Advance on the occasion of any Borrowing shall be subject to the satisfaction or waiver of each of the conditions precedent set forth in this Section 4.2.

(a)            Compliance with Warranties, No Default, etc. Both before and immediately after giving effect to any Borrowing the following statements shall be true and correct:

(i)            the representations and warranties set forth in Article V and in each other Loan Document shall be true and correct in all material respects except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct, with the same effect as if then made;

(ii)            no Default and no Prepayment Event and no event which (with notice or lapse of time or both) would become a Prepayment Event shall have then occurred and be continuing; and

(iii)            there has been no communication to the Borrower or public announcement of any kind from S&P and Moody’s that the Senior Debt Rating has been subject to a Downgrade.

(b)            Request. The Administrative Agent shall have received a Notice of Borrowing. Each of the delivery of a Notice of Borrowing, and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing (both immediately before and after giving effect to such Borrowing and the application of the proceeds thereof) the statements made in Section 4.2(a) are true and correct.

Section 4.3.      Determinations Under Section 4.1. For purposes of determining compliance with the conditions specified in Section 4.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

Article V

REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Administrative Agent to enter into this Agreement, to make Advances hereunder, the Borrower represents and warrants to the Administrative Agent and each Lender as set forth in this Article V as of the Effective Date and as of the date of each Borrowing.

Section 5.1.      Organization, etc. The Borrower, each of the Guarantors and each of the Principal Subsidiaries is a corporation validly organized and existing and in good standing under the laws of its jurisdiction of incorporation; the Borrower and each of the Guarantors is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect; and the Borrower and each Guarantor has full power and authority, has taken all corporate action and holds all governmental and creditors’ licenses, permits, consents and other approvals necessary to enter into each Loan Document to which they are a party and to perform the Obligations.

Section 5.2.      Due Authorization, Non-Contravention, etc.The execution, delivery and performance by the Borrower and each of the Guarantors of this Agreement and each other Loan Document to which they are a party, are within the Borrower’s or Guarantor’s respective corporate powers, have been duly authorized by all necessary corporate action, and do not:

(a)            contravene the Borrower’s or any Guarantor’s Organic Documents;

(b)            contravene any law or governmental regulation of any Applicable Jurisdiction except as would not reasonably be expected to result in a Material Adverse Effect;

(c)            contravene any court decree or order binding on the Borrower or any of its property except as would not reasonably be expected to result in a Material Adverse Effect;

(d)            contravene any contractual restriction binding on the Borrower, any Guarantor or any of their property except as would not reasonably be expected to result in a Material Adverse Effect; or

(e)            result in, or require the creation or imposition of, any Lien (other than pursuant to the Collateral Documents) on any of the Borrower’s properties or any Guarantor’s properties except as would not reasonably be expected to result in a Material Adverse Effect.

Section 5.3.      Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower or any Guarantor of this Agreement or any other Loan Document to which they are a party (except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect Liens created under the Loan Documents). Each of the Borrower, each Guarantor and each Principal Subsidiary holds all governmental licenses, permits and other approvals required to conduct its business as conducted by it on the Effective Date, except to the extent the failure to hold any such licenses, permits or other approvals would not have a Material Adverse Effect.

Section 5.4.      Compliance with Environmental Laws. The Borrower, each Guarantor and each Principal Subsidiary is in compliance with all applicable Environmental Laws, except to the extent that the failure to so comply would not have a Material Adverse Effect.

Section 5.5.      Validity, etc. This Agreement constitutes, the Guaranty constitutes, the Collateral Documents constitute, and the Notes will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower and each Guarantor party thereto, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 5.6.      Financial Information; Material Adverse Effect.

(a)            The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2019, and the related consolidated statements of operations and cash flows of the Borrower and its Subsidiaries, copies of which have been furnished to the Administrative Agent and each Lender, have been prepared in accordance with GAAP, and present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at December 31, 2019 and the results of their operations for the Fiscal Year then ended.

(b)            Since December 31, 2019, there has been no change, occurrence, development or effect that, individually or taken together with any other change, occurrence, development or effect, is, or would reasonably be likely to be, materially adverse to the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole; provided that the impacts of COVID-19 or any flu, virus or disease on the business, operations or financial condition of the Borrower or any of its Subsidiaries that occurred and were disclosed to the Lenders as of the Effective Date or otherwise publicly available on or prior to the Effective Date will be disregarded.

Section 5.7.      No Default, Event of Default or Prepayment Event. No Default, Event of Default or Prepayment Event has occurred and is continuing.

Section 5.8.      Litigation. There is no action, suit, litigation, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower, any Guarantor or any Principal Subsidiary, that (i) except as set forth in filings made by the Borrower with the Securities and Exchange Commission, in the Borrower’s reasonable opinion might reasonably be expected to materially adversely affect the business, operations or financial condition of the Borrower and its Subsidiaries (taken as a whole) (collectively, “Material Litigation”) or (ii) purports to affect the legality, validity or enforceability of the Loan Documents or the consummation of the transactions contemplated hereby.

Section 5.9.      Vessels. Each Vessel is

(a)            legally and beneficially owned by the Borrower or a Principal Subsidiary,

(b)            registered in the name of the Borrower or such Principal Subsidiary under the flag identified in Item 5.9(b) of the Disclosure Schedule,

(c)            free of all recorded Liens, other than Liens permitted by Section 6.2.3, and

(d)            insured against loss or damage in compliance with Section 6.1.5.

Section 5.10.      Subsidiaries. The Borrower has no Existing Principal Subsidiaries on the Effective Date, except those Existing Principal Subsidiaries which are identified in Item 5.10 of the Disclosure Schedule. All Existing Principal Subsidiaries are direct or indirect wholly-owned Subsidiaries of the Borrower, except to the extent any such Existing Principal Subsidiary or an interest therein has been sold in accordance with Section 6.2.7 or such Existing Principal Subsidiary no longer owns a Vessel. All Pledged Collateral owned by any Loan Party is owned free and clear of all security interests of any Person except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 6.2. All Collateral Vessels are owned free and clear of all security interests of any Person except any Lien that is permitted under Section 6.2.

Section 5.11.      Obligations rank pari passu. The Obligations rank at least pari passu in right of payment with all other unsubordinated Indebtedness of the Borrower other than Indebtedness preferred as a matter of law.

Section 5.12.      No Filing, etc. Required. No filing, recording or registration and no payment of any stamp, registration or similar tax is necessary under the laws of any Applicable Jurisdiction to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement or the other Loan Documents (except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect Liens created under the Loan Documents).

Section 5.13.      No Immunity. The Borrower and each Guarantor is subject to civil and commercial law with respect to the Obligations. Neither the Borrower, any Guarantor nor any of their properties or revenues is entitled to any right of immunity in any Applicable Jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to the Obligations (to the extent such suit, court jurisdiction, judgment, attachment, set-off, execution, legal process or remedy would otherwise be permitted or exist).

Section 5.14.      Pension Plans. To the extent that, at any time after the Effective Date, there are any Pension Plans, no Pension Plan shall have been terminated, and no contribution failure will have occurred with respect to any Pension Plan, in each case which could (a) give rise to a Lien under section 302(f) of ERISA and (b) result in the incurrence by the Borrower or any member of the Controlled Group of any material liability, fine or penalty which, in either case, would have a Material Adverse Effect.

Section 5.15.      Investment Company Act. Neither the Borrower nor any Guarantor is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.16.      Regulation U. Neither the Borrower nor any Guarantor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Advances will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U. Terms for which meanings are provided in F.R.S. Board Regulation U or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

Section 5.17.      Accuracy of Information. The financial and other information (other than financial projections or other forward looking information) furnished to the Administrative Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller in connection with the negotiation of this Agreement is, when taken as a whole, to the best knowledge and belief of the Borrower, true and correct and contains no misstatement of a fact of a material nature. All financial projections, if any, that have been furnished to the Administrative Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller in connection with this Agreement have been or will be prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realized). All financial and other information furnished to the Administrative Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller after the date of this Agreement shall have been prepared by the Borrower in good faith. As of the Effective Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification of the Borrower (to the extent required to be delivered hereunder) is true and correct in all respects.

Section 5.18.      Compliance with Laws. The Borrower and each Guarantor is in compliance with all applicable laws, rules, regulations and orders, except to the extent that the failure to so comply does not and could not reasonably be expected to have a Material Adverse Effect, and the Borrower and each Guarantor has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, each Guarantor, the Borrower’s Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions, in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower being designated as a Sanctioned Person.  None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

Section 5.19.      ERISA. As of the date hereof, the Borrower is not and will not be (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Code; (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

Section 5.20.      EEA Financial Institution. The Borrower is not an EEA Financial Institution.

Section 5.21.      USA PATRIOT Act. To the extent applicable, the Borrower and each of its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the Patriot Act. No part of the proceeds of the Advances will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 5.22.      Collateral Documents. Except as otherwise contemplated hereby or under any other Loan Documents, including pursuant to Section 6.1.8 of this Agreement, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to Collateral Agent of any Pledged Collateral required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 6.2.3) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

Article VI

COVENANTS

Section 6.1.      Affirmative Covenants. The Borrower agrees with the Administrative Agent and each Lender that, until all Commitments have terminated and all Obligations (other than the contingent amounts for which no claim or demand has been made) have been paid in full, the Borrower will perform the obligations set forth in this Section 6.1.

SECTION 6.1.1.      Financial Information, Reports, Notices, etc.

The Borrower will furnish, or will cause to be furnished, to the Administrative Agent (with sufficient copies for distribution to each Lender) the following financial statements, reports, notices and information:

(a)            as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a copy of the Borrower’s report on Form 10-Q (or any successor form) as filed by the Borrower with the Securities and Exchange Commission for such Fiscal Quarter, containing unaudited consolidated financial statements of the Borrower for such Fiscal Quarter (including a balance sheet and profit and loss statement) prepared in accordance with GAAP, subject to normal year-end audit adjustments;

(b)            as soon as available and in any event within 120 days after the end of each Fiscal Year of the Borrower, a copy of the Borrower’s annual report on Form 10-K (or any successor form) as filed by the Borrower with the Securities and Exchange Commission for such Fiscal Year, containing audited consolidated financial statements of the Borrower for such Fiscal Year prepared in accordance with GAAP (including a balance sheet and profit and loss statement) and audited by PricewaterhouseCoopers LLP or another firm of independent public accountants of similar standing;

(c)            together with each of the statements delivered pursuant to the foregoing clause (a) or (b), a certificate, executed by the chief financial officer, the treasurer or the corporate controller of the Borrower, showing, as of the last day of the relevant Fiscal Quarter or Fiscal Year compliance with the covenants set forth in Section 6.2.4 (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Administrative Agent);

(d)            as soon as possible after the occurrence of a Default or Prepayment Event, a statement of the chief financial officer of the Borrower setting forth details of such Default or Prepayment Event (as the case may be) and the action which the Borrower has taken and proposes to take with respect thereto;

(e)            as soon as the Borrower becomes aware thereof, notice of any Material Litigation except to the extent that such Material Litigation is disclosed by the Borrower in filings with the SEC;

(f)            promptly after the sending or filing thereof, copies of all reports which the Borrower sends to all holders of each security issued by the Borrower, and all registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

(g)            such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request;

provided that information required to be furnished to the Administrative Agent under subsections (a) through (f) of this Section 6.1.1 shall be deemed furnished to the Administrative Agent when available free of charge on the Borrower’s website at http://www.rclinvestor.com or the website of the U.S. Securities and Exchange Commission at http://www.sec.gov; provided, however, that the Borrower shall as soon as reasonably practicable notify the Administrative Agent when such information required to be furnished to the Administrative Agent under subsections (c) and (d) of this Section 6.1.1 is made available free of charge on one of the websites listed in the preceding proviso.

SECTION 6.1.2.      Approvals and Other Consents. The Borrower will obtain (or cause to be obtained) all such governmental licenses, authorizations, consents, permits and approvals as may be required for (a) the Borrower and each Guarantor to perform its obligations under this Agreement and the other Loan Documents and (b) except to the extent that failure to obtain (or cause to be obtained) such governmental licenses, authorizations, consents, permits and approvals would not be expected to have a Material Adverse Effect, the operation of each Vessel in compliance with all applicable laws.

SECTION 6.1.3.      Compliance with Laws, etc. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, except (other than as described in clause (a) below) to the extent that the failure to so comply would not have a Material Adverse Effect, which compliance shall in any case include (but not be limited to):

(a)            in the case of each of the Borrower and the Principal Subsidiaries, the maintenance and preservation of its corporate existence (subject to the provisions of Section 6.2.6);

(b)            in the case of the Borrower, maintenance of its qualification as a foreign corporation in the State of Florida;

(c)            the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent being diligently contested in good faith by appropriate proceedings;

(d)            compliance with all applicable Environmental Laws;

(e)            compliance with all anti-money laundering and anti-corrupt practices laws and regulations applicable to the Borrower, including by not making or causing to be made any offer, gift or payment, consideration or benefit of any kind to anyone, either directly or indirectly, as an inducement or reward for the performance of any of the transactions contemplated by this agreement to the extent the same would be in contravention of such applicable laws; and

(f)            maintenance in effect of policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

SECTION 6.1.4.      Vessel Registration; Maintenance of Vessels. Each Collateral Vessel shall remain (i) in the sole and absolute ownership of the Subsidiary identified for such Vessel in Item 5.9(b) of the Disclosure Schedule; (ii)  registered under the law of the flag identified for such Vessel in Item 5.9(b) of the Disclosure Schedule; (iii) seaworthy for hull and machinery insurance warranty purposes and in every way fit for its intended purpose; and (iv) insured in accordance with the requirements of Section 6.1.5. The Borrower will, and will cause each of the Guarantors to, keep and maintain each of the Collateral Vessels in good working order and condition consistent with industry practice, ordinary wear and tear excepted.

SECTION 6.1.5.      Insurance. The Borrower will, or will cause one or more of its Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to all of the material properties and operations of the Borrower and each Principal Subsidiary against such casualties, third-party liabilities and contingencies and in such amounts as is customary for other businesses of similar size in the passenger cruise line industry (provided that in no event will the Borrower or any Subsidiary be required to obtain any business interruption, loss of hire or delay in delivery insurance) and will, upon request of the Administrative Agent, furnish to the Administrative Agent (with sufficient copies for distribution to each Lender) at reasonable intervals a certificate of a senior officer of the Borrower setting forth the nature and extent of all insurance maintained by the Borrower and the Subsidiaries and certifying as to compliance with this Section.

SECTION 6.1.6.      Books and Records. The Borrower will, and will cause each of its Principal Subsidiaries to, keep books and records that accurately reflect all of its business affairs and transactions and permit the Administrative Agent and each Lender or any of their respective representatives, at reasonable times and intervals and upon reasonable prior notice, to visit each of its offices, to discuss its financial matters with its officers and to examine any of its books or other corporate records.

SECTION 6.1.7.      Further Assurances; Additional Collateral.

(a)            Subject to any applicable limitations in any Collateral Document and in each case at the expense of the Loan Parties, the Loan Parties shall promptly upon reasonable request by the Administrative Agent or the Collateral Agent or as may be required by applicable law (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances, financing statements, continuations, terminations and other instruments as the Administrative Agent or Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b)            Each Loan Party may, in its sole discretion (i) pledge additional Collateral to the Collateral Agent by executing such documentation and taking such actions as the Collateral Agent may reasonably request (provided that no Loan Party shall be required to take any action that would conflict with any of its material contracts) and (ii) cause any Subsidiary to become a Guarantor under the Loan Documents in accordance with the terms thereof.

SECTION 6.1.8.      Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule IV or such later date as the Administrative Agent reasonably agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Effective Date, deliver the documents or take the actions specified on Schedule IV, in each case, except to the extent otherwise agreed by the Administrative Agent.

SECTION 6.1.9.      Future Developments. In the event the U.S. Federal government agrees to provide an unconditional guarantee in full of all of the Obligations, which guarantee by its terms does not expire and cannot be terminated or revoked prior to the Maturity Date (as it may be extended pursuant to Section 2.16), then upon the effectiveness of such guarantee and delivery of written notice thereof (the “Guarantee Notice”) from the Borrower to the Administrative Agent and each Lender and (a) the written consent of the Administrative Agent and each Lender as of the Initial Funding Date which remains a Lender as of the date the Guarantee Notice is delivered and (b) the Administrative Agent shall not have received the written objection of Lenders constituting the Required Lenders within five (5) Business Days following the date the Guarantee Notice is delivered: (i) all Liens in the Collateral and all Guarantees granted under any Loan Document shall automatically terminate and be released and (ii) the Borrower and the Administrative Agent hereby agree to negotiate in good faith to enter into one or more amendments to this Agreement and any other Loan Document to modify the terms of this Agreement to be consistent, as appropriate, with, but no less favorable to the Lenders than, the Borrower’s term loan agreement, dated as of April 5, 2019, among the Borrower, the lenders party thereto, and Bank of America, N.A., as administrative agent.

SECTION 6.1.10.      Lender Calls. Not later than the fifth (5) Business Day following the end of each calendar month, the Borrower will hold a conference call with Lenders to discuss its liquidity.

Section 6.2.      Negative Covenants. The Borrower agrees with the Administrative Agent and each Lender that, until all Commitments have terminated and all Obligations (other than the contingent amounts for which no claim or demand has been made) have been paid and performed in full, the Borrower will perform the obligations set forth in this Section 6.2.

SECTION 6.2.1.      Business Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any principal business activity other than those engaged in by the Borrower and its Subsidiaries on the date hereof and other business activities reasonably related, ancillary or complimentary thereto or that are reasonable extensions thereof.

SECTION 6.2.2.      Indebtedness. The Borrower will not permit any of its Subsidiaries to create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a)            Indebtedness secured by Liens of the type described in Section 6.2.3;

(b)            Indebtedness by and among the Borrower and any Subsidiary of the Borrower;

(c)            Indebtedness incurred to finance, refinance or refund the cost (including the cost of construction) of assets acquired after the Effective Date;

(d)            Indebtedness in an aggregate principal amount, together with (but without duplication of) the sum of (i) the aggregate principal amount of Advances and Commitments hereunder plus (ii) other Indebtedness permitted to be secured under Section 6.2.3(b), at any one time outstanding not exceeding (determined at the time of creation of such Lien or the incurrence by any Subsidiary of such Indebtedness, as applicable) 10.0% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter;

(e)            Indebtedness of Silversea Cruise Holding Ltd. and its subsidiaries (“Silversea”) outstanding on the Effective Date and identified in Item 6.2.2 of the Disclosure Schedule;

(f)            other Indebtedness in an aggregate principal amount at any one time outstanding not exceeding $100,000,000; and

(g)            other Indebtedness other than Indebtedness for borrowed money; and

(h)            Indebtedness of Subsidiaries of the Borrower (including any unfunded commitments with respect to such Indebtedness) outstanding on the Effective Date and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement thereof) and that do not result in such Indebtedness being secured by a Lien on any property other than that which secured the Indebtedness being extended, renewed, refinanced or replaced.

SECTION 6.2.3.      Liens.

The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a)            Liens on assets (including, without limitation, shares of capital stock of corporations and assets owned by any corporation that becomes a Subsidiary of the Borrower after the Effective Date) acquired after the Effective Date (whether by purchase, construction or otherwise) by the Borrower or any of its Subsidiaries (other than (x) an Existing Principal Subsidiary, (y) any other Principal Subsidiary which, at any time, after three months after the acquisition of a Vessel, owns a Vessel free of any mortgage Lien or (z) any Principal Subsidiary that owns a Collateral Vessel), which Liens were created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such assets, so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (ii) each such Lien is created within three months after the acquisition of the relevant assets;

(b)            in addition to other Liens permitted under this Section 6.2.3, Liens on assets other than Pledged Collateral or Collateral Vessels securing Indebtedness in an aggregate principal amount, together with (but without duplication of) the sum of (i) the aggregate principal amount of Advances and Commitments hereunder plus (ii) other Indebtedness permitted under Section 6.2.2(d), at any one time outstanding not exceeding (determined at the time of creation of such Lien or the incurrence by any Subsidiary of such indebtedness, as applicable) 10.0% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter;

(c)            Liens on assets acquired after the Effective Date by the Borrower or any of its Subsidiaries (other than by (x) any Subsidiary that is an Existing Principal Subsidiary or (y) any other Principal Subsidiary which, at any time, owns a Collateral Vessel) so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (ii) each of such Liens existed on such assets before the time of its acquisition and was not created by the Borrower or any of its Subsidiaries in anticipation thereof;

(d)            Liens on any asset of any corporation that becomes a Subsidiary of the Borrower (other than a corporation that also becomes a Subsidiary of an Existing Principal Subsidiary) on or after the Effective Date so long as (i) the acquisition or creation of such corporation by the Borrower is not otherwise prohibited by the terms of this Agreement and (ii) such Liens are in existence at the time such corporation becomes a Subsidiary of the Borrower and were not created by the Borrower or any of its Subsidiaries in anticipation thereof;

(e)            Liens securing Government-related Obligations;

(f)            Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings;

(g)            Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue by more than 60 days or being diligently contested in good faith by appropriate proceedings;

(h)            Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits;

(i)            Liens for current crew’s wages and salvage;

(j)            Liens arising by operation of law as the result of the furnishing of necessaries for any Vessel so long as the same are discharged in the ordinary course of business or are being diligently contested in good faith by appropriate proceedings; and

(k)            Liens on Vessels that:

(i)            secure obligations covered (or reasonably expected to be covered) by insurance;

(ii)            were incurred in the course of or incidental to trading such Vessel in connection with repairs or other work to such Vessel; or

(iii)            were incurred in connection with work to such Vessel that is required to be performed pursuant to applicable law, rule, regulation or order;

provided that, in each case described in this clause (k), such Liens are either (x) discharged in the ordinary course of business or (y) being diligently contested in good faith by appropriate proceedings;

(l)            normal and customary rights of setoff upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of setoff or similar rights in favor of banks or other depository institutions;

(m)            Liens in respect of rights of setoff, recoupment and holdback in favor of credit card processors securing obligations in connection with credit card processing services incurred in the ordinary course of business;

(n)            Liens on cash collateral required to be provided by the Borrower pursuant to the Borrower’s existing credit facilities as in effect on the date hereof;

(o)            Liens on cash, cash equivalents or marketable securities of the Borrower or any Subsidiary securing obligations under Hedging Instruments not incurred for speculative purposes;

(p)            deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements;

(q)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(r)            licenses, sublicenses, leases, or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(s)            Liens on any property of Silversea in existence as of the Effective Date and identified in Item 6.2.3 of the Disclosure Schedule;

(t)            Liens in favor of the Collateral Agent and the Secured Parties; and

(u)            Liens securing Indebtedness of the type described in Section 6.2.2(f), so long as (x) such Liens do not attach to the Collateral and (y) the aggregate principal amount at any one time outstanding of such Indebtedness secured by a Lien on one or more Collateral Vessels shall not exceed $50,000,000.

SECTION 6.2.4.      Financial Condition. The Borrower will not permit the Collateral Coverage Ratio to be less than 2.50:1.00 as at the last day of any Fiscal Quarter.

SECTION 6.2.5.      [Intentionally omitted].

SECTION 6.2.6.      Consolidation, Merger, etc. The Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person except:

(a)            any such Subsidiary may (i) liquidate or dissolve voluntarily, and may merge with and into, the Borrower or any other Subsidiary, and the assets or stock of any Subsidiary may be purchased or otherwise acquired by the Borrower or any other Subsidiary or (ii) merge with and into another Person in connection with a sale or other disposition permitted by Section 6.2.7; and

(b)            so long as no Event of Default or Prepayment Event has occurred and is continuing or would occur after giving effect thereto, the Borrower or any of its Subsidiaries may merge into any other Person, or any other Person may merge into the Borrower or any such Subsidiary, or the Borrower or any of its Subsidiaries may purchase or otherwise acquire all or substantially all of the assets of any Person, in each case so long as:

(i)            after giving effect thereto, the Stockholders’ Equity of the Borrower and its Subsidiaries is at least equal to 90% of such Stockholders’ Equity immediately prior thereto; and

(ii)            in the case of a merger involving the Borrower where the Borrower is not the surviving corporation:

(A)            the surviving Person shall have assumed in a writing, delivered to the Administrative Agent, all of the Borrower’s obligations hereunder and under the other Loan Documents;

(B)            the surviving Person shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations; and

(C)            as soon as practicable after receiving notice from the Borrower of such merger, and in any event no later than five Business Days after the delivery of such notice, for a surviving corporation that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof or Liberia, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such surviving corporation, either directly or through an Affiliate of such Lender (a “Protesting Lender”) shall so notify the Borrower and the Administrative Agent in writing. With respect to each Protesting Lender, the Borrower shall, effective on or before the date that such surviving corporation shall have the right to borrow hereunder, notify the Administrative Agent and such Protesting Lender shall have received one or more payments from either the Borrower or one or more assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Protesting Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Protesting Lender under this Agreement;

provided, however, that notwithstanding any provision to the contrary in this Section 6.2.6, no merger of any Subsidiary whose Equity Interests constitute Collateral shall be permitted unless either (A) such Subsidiary shall be the surviving Person of such merger or (B) if such Subsidiary is not the surviving Person of such merger, concurrently with the consummation of such merger, the Collateral Agent shall have received a valid and perfected pledge of, and first priority security interest in, 100% of the Equity Interests (which shall constitute Collateral and Pledged Collateral) and certificates representing such Pledged Collateral shall have been delivered to the Collateral Agent (together with such legal opinions, financing statements and supporting documentation reasonably requested by the Collateral Agent).

SECTION 6.2.7.      Asset Dispositions, etc. The Borrower will not, and will not permit any of its Subsidiaries to, make any Disposition of Designated Assets; provided, that any such Disposition will be permitted, so long as, (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the price for such asset shall be paid to the Borrower or such Subsidiary for at least 75% cash consideration and (iii) the proceeds are applied in accordance with Section 2.14(b).

SECTION 6.2.8.      Use of Proceeds. The Borrower will not request any Borrowing, and the Borrower and its Subsidiaries shall not use the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in violation of Sanctions applicable to any party hereto.

SECTION 6.2.9.      Investments. The Borrower will not, and will not allow any of its Subsidiaries to make or hold any Investments, except:

(a)            Investments by the Borrower or a Subsidiary in cash and Cash Equivalents;

(b)            loans or advances to officers, directors, consultants and employees of the Borrower and the Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Borrower, provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity, and (iii) for purposes not described in the foregoing subclauses (i) and (ii), in the ordinary course of business consistent with past practice;

(c)            Investments by the Borrower or any Subsidiary in the Borrower or any Subsidiary or in any other Person that contemporaneously therewith becomes a Subsidiary; provided that no such Investment shall result in (x) any Pledged Collateral failing to be owned directly by any Person other than the Borrower or a Guarantor, or (y) any Collateral Vessel failing to be owned by any Person other than a Guarantor whose Equity Interests constitute Pledged Collateral;

(d)            (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) Investments (including debt obligations and Equity Interests) received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(e)            Investments existing or contemplated on the Effective Date and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.2.9;

(f)            Investments made in respect of non-speculative Hedging Instruments;

(g)            Investments in the ordinary course of business in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties;

(h)            Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(i)            Investments in the ordinary course of business consisting of the licensing or contribution of intellectual property pursuant to development, marketing or manufacturing agreements or arrangements or similar agreements or arrangements with other Persons;

(j)            Investments in joint ventures made after the Effective Date in an aggregate amount not to exceed $250,000,000 per calendar year; provided that no such Investment shall result in (x) any Pledged Collateral failing to be owned directly by any Person other than the Borrower or a Guarantor, or (y) any Collateral Vessel failing to be owned by any Person other than a Guarantor whose Equity Interests constitute Pledged Collateral;

(k)            advances of payroll payments, fees or other compensation to officers, directors, consultants or employees, in the ordinary course of business;

(l)            Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of the Borrower;

(m)            lease, utility and other similar deposits in the ordinary course of business;

(n)            Investments resulting from the receipt of promissory notes and other non-cash consideration in connection with any disposition not prohibited under this Agreement or Restricted Payments permitted by Section 6.2.10, so long as no Event of Default has occurred and is continuing at the time of such agreement relating to such disposition or Restricted Payment;

(o)            Investments to finance, refinance or refund the cost (including the cost of construction) of assets acquired after the Effective Date;

(p)            Guarantees in the ordinary course of business of obligations that do not constitute Indebtedness; and

(q)            other Investments made after the Effective Date in an aggregate amount not to exceed $250,000,000 per calendar year; provided that no such Investment shall result in (x) any Pledged Collateral failing to be owned directly by any Person other than the Borrower or a Guarantor, or (y) any Collateral Vessel failing to be owned by any Person other than a Guarantor whose Equity Interests constitute Pledged Collateral.

SECTION 6.2.10.      Restricted Payments. The Borrower will not declare, pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends or other distributions with respect to its Equity Interests payable solely in additional shares of its Qualified Equity Interests or options to purchase Qualified Equity Interests; (b) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans (including with respect to performance shares issued in the ordinary course of business) for present or former officers, directors, consultants or employees of the Borrower in the ordinary course of business consistent with past practice; (c) so long as no Default or Event of Default has occurred and is continuing, the Borrower may make Restricted Payments in an aggregate principal amount not to exceed $125,000,000 in the aggregate during the term of this Agreement; (d) repurchases of Equity Interests in any Loan Party or any Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants; (e) the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Qualified Equity Interests of the Borrower; and (f) the Borrower may declare and pay quarterly cash dividends with respect to its Equity Interests on a per share basis in an amount not to exceed $0.78 per share (as adjusted after the Effective Date to give effect to any share dividends, splits, reverse splits and combinations).

SECTION 6.2.11.      Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates involving aggregate payments, for any such transaction or series of related transactions, in excess of $10,000,000, except (a) at prices and on terms and conditions substantially as favorable to the Borrower or such Subsidiary (in the good faith determination of the Borrower) as could reasonably be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries or any entity that becomes a Subsidiary as a result of such transaction not involving any other Affiliate, (c) the payment of customary compensation and benefits and reimbursements of out-of-pocket costs to, and the provision of indemnity on behalf of, directors, officers, consultants, employees and members of the Boards of Directors of the Borrower or such Subsidiary, (d) loans and advances to officers, directors, consultants and employees in the ordinary course of business, (e) Restricted Payments and other payments permitted under Section 6.2.10, (f) employment, incentive, benefit, consulting and severance arrangements entered into in the ordinary course of business with officers, directors, consultants and employees of the Borrower or its Subsidiaries, (g) transactions in the ordinary course of business pursuant to agreements in existence on the Effective Date or any amendment thereto to the extent such an amendment, taken as a whole, is not adverse to the Lenders in any material respect (as determined in good faith by the Borrower), (h) the issuance of Qualified Equity Interests of the Borrower and the granting of registration or other customary rights in connection therewith, (i) the existence of, and the performance by the Borrower or any Subsidiary of its obligations under the terms of, any limited liability company agreement, limited partnership or other organizational document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Effective Date, and similar agreements that it may enter into thereafter, provided that the existence of, or the performance by the Borrower or any Subsidiary of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Effective Date shall only be permitted by this Section 6.2.11(i) to the extent not more adverse to the interest of the Lenders in any material respect when taken as a whole (in the good faith determination of the Borrower) than any of such documents and agreements as in effect on the Effective Date and (j) transactions with joint ventures entered into in the ordinary course of business.

Article VII

EVENTS OF DEFAULT

Section 7.1.      Listing of Events of Default. Each of the following events or occurrences described in this Section 7.1 shall constitute an “Event of Default”.

SECTION 7.1.1.      Non-Payment of Obligations. The Borrower shall default in the payment when due of any principal of or interest on any Advance or the agency fee provided for in Section 10.11, provided that, in the case of any default in the payment of any interest on any Advance, such default shall continue unremedied for a period of at least five Business Days after notice thereof shall have been given to the Borrower by any Lender; and provided further that, in the case of any default in the payment of such agency fee, such default shall continue unremedied for a period of at least ten days after notice thereof shall have been given to the Borrower by the Administrative Agent.

SECTION 7.1.2.      Breach of Warranty. Any representation or warranty of the Borrower or any Guarantor made or deemed to be made hereunder or under any other Loan Document (including any certificates delivered pursuant to Article IV) is or shall be incorrect in any material respect when made.

SECTION 7.1.3.      Non-Performance of Certain Covenants and Obligations. The Borrower or any Guarantor shall default in the due performance and observance of (i) Section 6.2.4 or (ii) any other agreement contained herein or in any other Loan Document (other than the obligations referred to in Section 7.1.1) and, in the case of this clause (ii), such default shall continue unremedied for a period of five days after notice thereof shall have been given to the Borrower or the relevant Guarantor by the Administrative Agent or any Lender (or, if (a) such default under this clause (ii) is capable of being remedied within 30 days (commencing on the first day following such five-day period) and (b) the Borrower or the relevant Guarantor is actively seeking to remedy the same during such period, such default under this clause (ii) shall continue unremedied for at least 35 days after such notice to the Borrower).

SECTION 7.1.4.      Default on Other Indebtedness. (a) The Borrower, any Guarantor or any of the Borrower’s Principal Subsidiaries shall fail to pay any Indebtedness that is outstanding in a principal amount of at least $100,000,000 (or the equivalent in other currencies) in the aggregate (but excluding Indebtedness hereunder or with respect to the Hedging Instruments) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, (b) the occurrence under any Hedging Instrument of an Early Termination Date (as defined in such Hedging Instrument) resulting from (A) any event of default under such Hedging Instrument as to which the Borrower is the Defaulting Party (as defined in such Hedging Instrument) or (B) any Termination Event (as defined therein) as to which the Borrower is an Affected Party (as defined therein) and, in either event, the termination value with respect to any such Hedging Instrument owed by the Borrower or any Guarantor as a result thereof is greater than $100,000,000 and the Borrower or such Guarantor fails to pay such termination value when due after applicable grace periods, (c) any other event shall occur or condition shall exist under any agreement or instrument evidencing, securing or relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause or permit the holder or holders of such Indebtedness to cause such Indebtedness to become due and payable prior to its scheduled maturity (other than as a result of any sale or other disposition of any property or assets under the terms of such Indebtedness), or (d) any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or by voluntary agreement), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness is required to be made, in each case prior to the scheduled maturity thereof (other than as a result of any sale or other disposition of any property or assets under the terms of such Indebtedness); provided that any required prepayment or right to require prepayment triggered by terms that are certified by the Borrower to be unique to, but customary in, ship financings shall not constitute an Event of Default under this Section 7.1.4 so long as any required prepayment is made when due. For purposes of determining Indebtedness for any Hedging Instrument, the principal amount of the obligations under any such instrument at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any Principal Subsidiary would be required to pay if such instrument were terminated at such time.

SECTION 7.1.5.      Pension Plans. Any of the following events shall occur with respect to any Pension Plan:

(a)            Any termination of a Pension Plan by the Borrower, any member of its Controlled Group or any other Person if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $100,000,000; or

(b)            a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.

and, in each case, such event shall continue unremedied for a period of five Business Days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender (or, if (a) such default is capable of being remedied within 15 days (commencing on the first day of such five-Business Day period) and (b) the Borrower or relevant Guarantor is actively seeking to remedy the same during such period, such default shall continue unremedied for at least 15 days).

SECTION 7.1.6.      Bankruptcy, Insolvency, etc. The Borrower, each Guarantor or any of the Principal Subsidiaries (or any of its other Subsidiaries to the extent that the relevant event described below would have a Material Adverse Effect) shall:

(a)            generally fail to pay, or admit in writing its inability to pay, its debts as they become due;

(b)            apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for it or any of its property, or make a general assignment for the benefit of creditors;

(c)            in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for it or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that in the case of such an event in respect of the Borrower, the Borrower hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their respective rights under the Loan Documents;

(d)            permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or any of such Subsidiaries, and, if any such case or proceeding is not commenced by the Borrower or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that the Borrower hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their respective rights under the Loan Documents; or

(e)            take any corporate action authorizing, or in furtherance of, any of the foregoing.

SECTION 7.1.7.      Change of Control. There occurs any Change of Control.

SECTION 7.1.8.      Liens. (i) Any Collateral Document after delivery thereof pursuant to Section 4.1 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 6.2.6 or 6.2.7) cease to create a valid and perfected lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 6.2.3, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements, or (ii) any of the Equity Interests of the Borrower ceasing to be pledged pursuant to the Pledge and Security Agreement free of Liens other than Liens created by the Pledge and Security Agreement or any nonconsensual Liens arising solely by operation of law;

Section 7.2.      Action if Bankruptcy. If any Event of Default described in clauses (b) through (d) of Section 7.1.6 shall occur with respect to the Borrower, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Advances and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

Section 7.3.      Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (b) through (d) of Section 7.1.6 with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all of the outstanding principal amount of the Advances and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Advances and other Obligations shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.

Section 7.4.      Application of Funds. After the exercise of remedies provided for in Section 7.3 (or after the Advances have automatically become immediately due and payable as set forth in Section 7.2), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 3.3, 3.6 and 3.7) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Advances and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Advances, ratably among the Lenders;

Last, the balance, to the Person entitled thereto as directed by the Borrower.

Article VIII

PREPAYMENT EVENTS

Section 8.1.      Listing of Prepayment Events. Each of the following events or occurrences described in this Section 8.1 shall constitute a “Prepayment Event”.

SECTION 8.1.1.      [Intentionally omitted].

SECTION 8.1.2.      Unenforceability. Any Loan Document shall cease to be the legally valid, binding and enforceable obligation of the Borrower or any Guarantor (in each case, other than with respect to provisions of any Loan Document (i) identified as unenforceable in the opinion of the Borrower’s counsel delivered pursuant to Section 4.1(c)(i) or (ii) that a court of competent jurisdiction has determined are not material) and such event shall continue unremedied for 15 days after notice thereof has been given to the Borrower by any Lender.

SECTION 8.1.3.          Approvals. Any material license, consent, authorization, registration or approval at any time necessary to enable the Borrower, each Guarantor or any Principal Subsidiary to conduct its business shall be revoked, withdrawn or otherwise cease to be in full force and effect, unless the same would not have a Material Adverse Effect.

SECTION 8.1.4.         Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance and observance of any of the covenants set forth in Section 6.2.4.

SECTION 8.1.5.          Judgments. Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against the Borrower, each Guarantor or any of the Principal Subsidiaries by a court of competent jurisdiction and the Borrower, such Guarantor or such Principal Subsidiary shall have failed to satisfy such judgment and either:

(a)                enforcement proceedings in respect of any material assets of the Borrower or such Principal Subsidiary shall have been commenced by any creditor upon such judgment or order and shall not have been stayed or enjoined within five Business Days after the commencement of such enforcement proceedings; or

(b)                there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

Section 8.2.         Mandatory Prepayment. If any Prepayment Event shall occur and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower (a) require the Borrower to prepay in full on the date of such notice all principal of and interest on the Advances and all other Obligations (and, in such event, the Borrower agrees to so pay the full unpaid amount of each Advance and all accrued and unpaid interest thereon and all other Obligations) and (b) terminate the Commitments (if not theretofore terminated).

Article IX

[Intentionally omitted]

Article X

THE AGENTS

Section 10.1.      Actions. Each of the Lenders hereby irrevocably appoints Morgan Stanley to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents and sub-agents appointed by the Administrative Agent pursuant to Section 10.6 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

Section 10.2.      Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.3.        Lender Indemnification.

(a)                Each Lender hereby severally indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent (to the extent not reimbursed by the Borrower) from and against such Lender’s Ratable Share of any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) that be incurred by or asserted or awarded against, the Administrative Agent in any way relating to or arising out of this Agreement, the Notes and any other Loan Document or any action taken or omitted by the Administrative Agent under this Agreement, the Notes or any other Loan Document; provided that no Lender shall be liable for the payment of any portion of such claims, damages, losses, liabilities and expenses which have resulted from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket and documented expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any such indemnified costs, this Section applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.

(b)                [Intentionally omitted].

(c)                The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 10.3 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. The Administrative Agent agrees to promptly return to the Lenders their respective Ratable Shares of any amounts paid under this Section 10.3 that are subsequently reimbursed by the Borrower.

Section 10.4.       Exculpation.

(a)                The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)                 shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or Prepayment Event has occurred and is continuing;

(ii)               shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(iii)             shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)                The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 and 7.3), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Event of Default or Prepayment Event unless and until notice describing such Event of Default or Prepayment Event is given to the Administrative Agent in writing by the Borrower or a Lender.

(c)                The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)                The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Competitors or Affiliates thereof. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Competitor or an Affiliate thereof or (y) have any liability with respect to or arising out of any assignment or participation of Advances, or disclosure of confidential information, to any Competitor or Affiliate thereof.

Section 10.5.      Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Nothing in this Section 10.5 shall limit the exclusion for gross negligence or willful misconduct referred to in Section 10.3.

Section 10.6.       Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility established hereby as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents, provided, however, that the foregoing release of the Administrative Agent shall not apply with respect to negligence or misconduct of any Affiliates, directors, officers or employees of the Administrative Agent.

Section 10.7.          Resignation of Administrative Agent.

(a)                The Administrative Agent or Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower, to appoint a successor Administrative Agent or successor Collateral Agent, which shall be a commercial banking institution having a combined capital and surplus of at least $500,000,000 (or the equivalent in other currencies). If no such successor Administrative Agent or successor Collateral Agent shall have been so appointed by the Required Lenders with the consent of the Borrower and shall have accepted such appointment within 30 days after the retiring Administrative Agent or retiring Collateral Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent or retiring Collateral Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent or successor Collateral Agent meeting the qualifications set forth above, subject to the consent of such proposed successor Administrative Agent or successor Collateral Agent to such appointment. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent or Collateral Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders (determined after giving effect to Section 11.1) may by notice to the Borrower and such Person remove such Person as Administrative Agent or Collateral Agent and, with the consent of the Borrower, appoint a replacement Administrative Agent or replacement Collateral Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent or replacement Collateral Agent is appointed and (ii) the date 30 days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent or replacement Collateral Agent has been appointed).

(c)                With effect from the Resignation Effective Date (1) the retiring or removed Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent or Collateral Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent or successor Collateral Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Collateral Agent, and the retiring or removed Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent or successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s or Collateral Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Sections 11.3 and 11.4 shall continue in effect for the benefit of such retiring or removed Administrative Agent or Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent, as applicable.

Section 10.8.        Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.9.        No Other Duties. Anything herein to the contrary notwithstanding, none of the Arrangers or Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 10.10.       [Intentionally Omitted].

Section 10.11.       Agency Fee. The Borrower agrees to pay to the Administrative Agent for its own account an annual agency fee in an amount, and at such times, heretofore agreed to in writing between the Borrower and the Administrative Agent.

Section 10.12.       Lender ERISA Matters.

(a)                Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)               such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,

(ii)               the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of Advances, the Commitments and this Agreement,

(iii)             (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or

(iv)              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 10.13.       Collateral and Guaranty Matters. Each of the Lenders irrevocably authorizes the Administrative Agent and the Collateral Agent, and each of the Administrative Agent and the Collateral Agent, agrees that it will:

(a)                release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Credit Document (i) upon termination of the Commitments and payment in full of all Obligations, (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than the Borrower or any of the Subsidiaries that are Guarantors, (iii) subject to Section 11.1, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below; and

(b)                release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.2.3(r).

(c)                Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.13. In each case as specified in this Section 10.13, the applicable Agent will (and each Lender irrevocably authorizes the applicable Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.13.

Article XI

MISCELLANEOUS PROVISIONS

Section 11.1.          Waivers, Amendments, etc. Subject to Sections 2.8(c) and (d), the provisions of this Agreement and of each other Loan Document (other than the Fee Letter, which may be amended in accordance with its terms) may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower or the relevant Guarantor and the Required Lenders and acknowledged by the Administrative Agent; provided that no such amendment, modification or waiver which would:

(a)                modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender;

(b)                modify this Section 11.1 or change the definition of “Required Lenders” shall be made without the consent of each Lender;

(c)                reduce any fees described in Section 2.4 payable to any Lender or, other than as contemplated by Section 2.16, extend the Maturity Date with respect to any Lender shall be made without the consent of such Lender;

(d)                extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on any Advance or fees (or reduce the principal amount of or rate of interest on any Advance) applicable to any Lender shall be made without the consent of such Lender;

(e)                subject to Section 6.1.9, release all or substantially all of the Guarantors under the Guaranty (except as expressly permitted by the Guaranty), or release all or substantially all of the Collateral under the Collateral Documents, in each case, shall be made without the consent of each affected Lender; or

(f)                 affect adversely the interests, rights or obligations of the Administrative Agent in its capacity as such shall be made without consent of the Administrative Agent.

Notwithstanding the foregoing, this Agreement may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is entered into (i) pursuant to Section 6.1.9 or (ii) for the purpose of implementing any increase to the Applicable Margin or to provide for the payment of any applicable OID or upfront fee in connection with the exercise of any “flex” provisions in the Fee Letter.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower or any Guarantor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Administrative Agent or any Lender under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

If any Lender is a Non-Consenting Lender, the Borrower shall be entitled at any time to replace such Lender with another financial institution willing to take such assignment and reasonably acceptable to the Administrative Agent; provided that (i) each such assignment shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (ii) such assignment shall not conflict with applicable law and (iii) no Non-Consenting Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section unless and until such Non-Consenting Lender shall have received one or more payments from either the Borrower or one or more assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Non-Consenting Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Non-Consenting Lender under this Agreement.

Section 11.2.          Notices.

(a)                All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile or by electronic mail and addressed, delivered or transmitted to such party at its address, or facsimile number, or e-mail address, as follows:

(i)                 if to the Borrower or the Administrative Agent, at its address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule III hereto; and

(ii)               if to a Lender, to it at its address (or facsimile number or e-mail address), set forth in its Administrative Questionnaire, or at such other address, or facsimile number, or e-mail address as may be designated by such party in a notice to the other parties;

provided that notices, information, documents and other materials that the Borrower is required to deliver hereunder may be delivered to the Administrative Agent and the Lenders as specified in Section 11.1(b). Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received.

(b)                So long as Morgan Stanley is the Administrative Agent, the Borrower may provide to the Administrative Agent all information, documents and other materials that it furnishes to the Administrative Agent hereunder or any other Loan Document (and any guaranties, security agreements and other agreements relating thereto), including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due hereunder or any other Loan Document prior to the scheduled date therefor, (iii) provides notice of any Default, Event of Default or Prepayment Event or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of the Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to the applicable email address specified in Schedule II; provided that any Communication requested pursuant to Section 6.1.1(g) shall be in a format acceptable to the Borrower and the Administrative Agent.

(1)                The Borrower agrees that the Administrative Agent may make such items included in the Communications as the Borrower may specifically agree available to the Lenders by posting such notices, at the option of the Borrower, on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). Although the primary web portal is secured with a dual firewall and a User ID/Password Authorization System and the Platform is secured through a single user per deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, the Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

(2)                The Administrative Agent agrees that the receipt of Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of such Communications to the Administrative Agent for purposes hereunder and any other Loan Document (and any guaranties, security agreements and other agreements relating thereto).

(c)                Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender for purposes of this Agreement. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) of such Lender’s e-mail address to which a Notice may be sent by electronic transmission on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(d)                Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)), that it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 11.3.          Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable and documented expenses of the Administrative Agent (including in its capacity as collateral agent) (including the reasonable and documented fees and expenses of counsel to the Administrative Agent) in connection with the preparation, execution and delivery of, and any amendments, waivers, consents, supplements or other modifications to, this Agreement or any other Loan Document; provided that the Administrative Agent may retain and be reimbursed for one counsel and one local counsel in the event of a negotiation or execution of any amendment, waiver, consent, or other modification of this Agreement or other Loan Document. The Borrower further agrees to pay, and to save the Administrative Agent and the Lenders harmless from all liability for, any stamp, recording, documentary or other similar taxes which may be payable in connection with the execution or delivery of this Agreement, the borrowings hereunder, or the issuance of the Notes or any other Loan Documents. The Borrower also agrees to reimburse the Administrative Agent and each Lender upon demand for all reasonable and documented out-of-pocket expenses (including reasonable and documented attorneys’ fees and legal expenses) incurred by the Administrative Agent (including in its capacity as collateral agent) or such Lender in connection with (x) the negotiation of any restructuring or “work-out”, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations or the enforcement or preservation of any rights under this Agreement and the other Loan Documents.

Section 11.4.          Indemnification. The Borrower shall indemnify and hold harmless each of the Administrative Agent (including in its capacity as collateral agent), each Arranger and each Lender and each of their respective affiliates and each of their respective officers, directors, employees, agents, representatives and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and related expenses (including, without limitation, reasonable and documented out-of-pocket fees and disbursements of one primary counsel and of one local counsel to the Arrangers in each relevant jurisdiction and, in the case of an actual or perceived conflict of interest, one additional counsel in each appropriate jurisdiction to the affected Indemnified Parties), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any claims, investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Agreement, the Notes or the other Loan Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Advances, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s gross negligence, bad faith or willful misconduct, (y) the material breach by such Indemnified Party of its obligations under this Agreement or any other Loan Document or (z) any dispute not involving an act or omission by the Borrower or any of its affiliates and solely among the Indemnified Parties (other than claims against any Arranger solely in its capacity as Administrative Agent or Arranger or similar role under this Agreement). In the case of a claim, investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such claim, investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

In relation to any matters which may give rise to a liability under the immediately preceding paragraph or the conduct of any defense or response to any proceedings or any matter relating to a liability in respect of which indemnification may be claimed hereunder (including, avoiding, contesting, resisting and appealing any claim), each Arranger agrees to:

(a)                Provide prompt written notification to the Borrower of the assertion of any claim with respect to which indemnification will be claimed hereunder, provided that the failure to give such notification shall not relieve the Borrower of its obligations under this Section except to the extent it is prejudiced thereby;

(b)                Permit the Borrower to assume control of the defense of any such claim, other than regulatory, supervisory or similar investigations, provided that (i) the Borrower acknowledges in writing its obligations to indemnify the Indemnified Party in accordance with the terms herein in connection with such claims, (ii) the Borrower shall keep the Indemnified Party fully informed with respect to the conduct of the defense of such claim, (iii) the Borrower shall consult in good faith with the Indemnified Party (from time to time and before taking any material decision) about the conduct of the defense of such claim, (iv) the Borrower shall conduct the defense of such claim properly and diligently taking into account its own interests and those of the Indemnified Party, (v) the Borrower shall employ counsel reasonably acceptable to the Indemnified Party and at the Borrower’s expense, and (vi) the Borrower shall not enter into a settlement with respect to such claim unless either (A) such settlement involves only the payment of a monetary sum, does not include any performance by or an admission of liability or responsibility on the part of the Indemnified Party, and contains a provision unconditionally releasing the Indemnified Party and each other indemnified party from all liability in respect of claims by any releasing party or (B) the Indemnified Party provides written consent to such settlement (such consent not to be unreasonably withheld or delayed). Notwithstanding the Borrower’s election to assume the defense of such action, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action and the Borrower shall bear the fees, costs and expenses of such separate counsel if (1) the use of counsel chosen by the Borrower to represent the Indemnified Party would present such counsel with an actual or perceived conflict of interest arising out of such counsel’s involvement in any claim unrelated to the claim that is the subject of the indemnity hereunder, (2) the actual or potential defendants in, or targets of, any such action include both the Borrower and the Indemnified Party, and the Indemnified Party shall have concluded that there may be legal defenses available to it which are different from or additional to those available to the Borrower and reasonably determined that it is appropriate to employ separate counsel in order to pursue such defenses (in which case the Borrower shall not have the right to assume the defense of such action on the Indemnified Party’s behalf), (3) the Borrower shall not have employed counsel reasonably acceptable to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such action, or (4) the Borrower authorizes the Indemnified Party to employ separate counsel at the Borrower’s expense.

(c)                Cooperate fully in connection with the Borrower’s defense of such claim, subject to such Indemnified Party’s rights under the last sentence of the foregoing clause (b); and

(d)                Not settle any such claim without the Borrower’s written consent, subject to such Indemnified Party’s rights under the last sentence of the foregoing clause (b).

No Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s gross negligence, bad faith or willful misconduct, (y) the material breach by such Indemnified Party of its obligations under this Agreement or any other Loan Document or (z) any dispute not involving an act or omission by the Borrower or any of its Affiliates and solely among the Indemnified Parties (other than claims against the Administrative Agent, the Collateral Agent, or any Arranger, in each case, solely in its capacity as such). In no event, however, shall any Indemnified Party or the Borrower be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

The Borrower acknowledges that information and other materials relative to this Agreement and the transactions contemplated hereby may be transmitted through the Platform. No Indemnified Party will be liable to the Borrower or any of its affiliates or any of their respective security holders or creditors for any damages arising from the use by unauthorized persons of information or other materials sent through the Platform that are intercepted by such persons, except to the extent such damages are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct.

Section 11.5.        Survival. The obligations of the Borrower under Sections 3.3, 3.4, 3.5, 3.6, 3.7, 11.3 and 11.4, and the obligations of the Lenders under Section 10.3, shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments. The representations and warranties made by the Borrower in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

Section 11.6.        Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.7.         Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

Section 11.8.          Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower and each Lender (or notice thereof satisfactory to the Administrative Agent and the Borrower) shall have been received by the Administrative Agent and the Borrower (or, in the case of any Lender, receipt of signature pages transmitted by facsimile) and notice thereof shall have been given by the Administrative Agent to the Borrower and each Lender.

Section 11.9.        Governing Law; Entire Agreement. THIS AGREEMENT AND THE NOTES SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER, AND SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THAT WOULD REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION. This Agreement, the Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

Section 11.10.       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that:

(a)                except to the extent permitted under Section 6.2.6, the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent and all Lenders; and

(b)                the rights of sale, assignment and transfer of the Lenders are subject to Section 11.11.

Section 11.11.       Sale and Transfer of Advances and Note; Participations in Advances. Each Lender may assign, or sell participations in, its Advances and Commitment(s) to one or more other Persons in accordance with this Section 11.11.

SECTION 11.11.1.   Assignments. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(a)                Minimum Amounts.

(i)                 in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and/or the Advances at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (a)(ii) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(ii)               in any case not described in paragraph (a)(i) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Lender Assignment Agreement, as of the Trade Date) shall not be less than $25,000,000, unless each of the Administrative Agent and, so long as no Event of Default under Sections 7.1.1, 7.1.4(a) or 7.1.6 has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(b)                Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitments assigned.

(c)                Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (a)(ii) of this Section and, in addition:

(i)                 the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Sections 7.1.1, 7.1.4(a) or 7.1.6 has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or to any Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board and any Operating Circular issued by such Federal Reserve Bank; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; provided, further that in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, so long as no Event of Default or a Prepayment Event has occurred and is continuing at the time of such assignment, such assignment shall be made in consultation with the Borrower; and

(ii)               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Commitments if such assignment is to a Person that is not (i) a Lender with, prior to the effectiveness of the assignment, a Commitment in respect of Commitments or (ii) an Affiliate of such Lender or an Approved Fund, unless such assignment is to any Federal Reserve Bank, or with the Borrower’s consent (such consent not to be unreasonably withheld or delayed), to any central governmental authority as collateral security pursuant to Regulation A of the F.R.S. Board and any Operating Circular issued by such Federal Reserve Bank.

(d)                Lender Assignment Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent a Lender Assignment Agreement, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, no processing and recordation fee shall be required upon any assignment to an Affiliate of a Lender or any Federal Reserve Bank or, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed), to any central governmental authority as collateral security pursuant to Regulation A of the F.R.S. Board and any Operating Circular issued by such Federal Reserve Bank. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(e)                [Intentionally omitted].

(f)                 No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any Permitted Affiliate Participant, (B) to any Defaulting Lender or any of their respective Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (f), or (C) (x) competitors of the Borrower or any of its Subsidiaries that are in the same or a similar line of business and that are designated in writing by the Borrower prior to the Effective Date or from time to time thereafter (each such entity, a “Competitor”) or (y) Affiliates of Competitors to the extent such Affiliates are reasonably identifiable on the basis of such Affiliates’ names or designated in writing by the Borrower from time to time and to the extent such Affiliates are not bona fide debt funds or investment vehicles that are primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business; provided that no written notice delivered after the Effective Date shall apply retroactively to disqualify any person that has acquired an assignment or participation interest in the Commitments or Advances prior to the delivery of such notice.

(g)                No Assignment to Natural Persons. No such assignment shall be made to a natural Person or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person.

(h)                Certain Pledges. Notwithstanding anything to the contrary contained herein, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed), to any central governmental authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i)                 Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Ratable Share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Ratable Share of all Advances. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.11.3, from and after the effective date specified in each Lender Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.3, 3.4, 3.5, 3.7, 3.9, 10.2, 11.3 and 11.4 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.11.2. Notwithstanding the foregoing, in no event shall the Borrower be required to pay to any assignee any amount under Sections 3.3, 3.4, 3.5, 3.6 and 3.7 that is greater than the amount which it would have been required to pay at the time of the relevant assignment had no such assignment been made.

SECTION 11.11.2.   Participations. Any Lender may at any time sell to any Person (other than any Person identified in Section 11.1.1(f) or (g); provided that nothing in this Section 11.11.2 shall prohibit a participation to a Permitted Affiliate Participant) (each of such Persons being herein called a “Participant”) participating interests in any of its Advances, its Commitment, or other interests of such Lender hereunder without the consent of the Borrower or the Administrative Agent; provided that:

(a)                no participation contemplated in this Section 11.11.2 shall relieve such Lender from its Commitment(s) or its other obligations hereunder;

(b)                such Lender shall remain solely responsible for the performance of its Commitment(s) and such other obligations;

(c)                the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

(d)                no Participant, unless such Participant is an Affiliate of such Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, take any actions of the type described in clause (c) or (d) of Section 11.1;

(e)                the Borrower shall not be required to pay any amount under Sections 3.3, 3.4, 3.5, 3.6 and 3.7 that is greater than the amount which it would have been required to pay had no participating interest been sold; and

(f)                 each Lender that sells a participation under this Section 11.11.2 shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest on) each of the Participant’s interest in the Lender’s Advances, Commitments or other interests hereunder (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender may treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes hereunder.

The Borrower acknowledges and agrees that each Participant, for purposes of Sections 3.3, 3.4, 3.5, 3.6 and clause (g) of 6.1.1, shall be considered a Lender.

SECTION 11.11.3.   Register. The Administrative Agent, acting as agent for the Borrower, shall maintain at its address referred to in Section 11.2 a copy of each Added Lender Agreement and Lender Assignment Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment(s) of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

SECTION 11.11.4.   Competitor List. The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Competitors provided by the Borrower and any updates thereto from time to time on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide such list to each Lender requesting the same.

Section 11.12.       Other Transactions. Nothing contained herein shall preclude the Administrative Agent or any Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

Section 11.13.       Forum Selection and Consent to Jurisdiction.

(a)                EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. TO THE EXTENT THAT THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY LENDER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER, THE ADMINISTRATIVE AGENT AND SUCH LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(b)               EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 11.14.       Process Agent. If at any time the Borrower ceases to have a place of business in the United States, the Borrower shall appoint an agent for service of process (reasonably satisfactory to the Administrative Agent) located in New York City and shall furnish to the Administrative Agent evidence that such agent shall have accepted such appointment for a period of time ending no earlier than one year after the Maturity Date.

Section 11.15.       Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at Morgan Stanley’s principal office in New York at 11:00 A.M. (New York time) on the Business Day preceding that on which final judgment is given.

(b)                [Intentionally omitted].

(c)                The obligation of the Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to the Borrower such excess.

Section 11.16.       [Intentionally omitted].

Section 11.17.       WAIVER OF JURY TRIAL. THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OTHER PARTY ENTERING INTO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT.

Section 11.18.       Confidentiality. Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or actual or prospective counterparty to any swap or derivative transaction relating to the Borrower; (g) with the consent of the Borrower; or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.19.       No Fiduciary Relationship. The Borrower acknowledges that the Lenders have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between each Lender and the Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties hereto. The Borrower acknowledges that the Arrangers and each Lender may have economic interests that conflict with those of the Borrower, its stockholders and/or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.20.       Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, assignment and assumptions, amendments or other modifications, Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 11.21.       Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)                the effects of any Bail-In Action on any such liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 11.22.       Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)                In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)                As used in this Section 11.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ROYAL CARIBBEAN CRUISES LTD.

By:	/s/ Jason T. Liberty
Name: Jason T. Liberty
Title: Chief Financial Officer

Signature page to Royal Caribbean Cruises Ltd.

Term Loan Agreement (2020)

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and Collateral Agent

By:	/s/ Chance Moreland
Name: Chance Moreland
Title: Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC., as Lender

By:	/s/ Chance Moreland
Name: Chance Moreland
Title: Authorized Signatory

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Chance Moreland
Name: Chance Moreland
Title: Authorized Signatory

Signature page to Royal Caribbean Cruises Ltd.

Term Loan Agreement (2020)

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Richard H. Huttenlocher
Name: Richard H. Huttenlocher
Title: Managing Director

Signature page to Royal Caribbean Cruises Ltd.

Term Loan Agreement (2020)

BANK OF AMERICA, N.A., as Lender

By:	/s/ Andrew Stinson
Name: Andrew Stinson
Title: Managing Director

Signature page to Royal Caribbean Cruises Ltd.

Term Loan Agreement (2020)

BNP PARIBAS, as Lender

By:	/s/ Christopher Sked
Name: Christopher Sked
Title: Managing Director

By:	/s/ Ade Adedji
Name: Ade Adedji
Title: Director

Signature page to Royal Caribbean Cruises Ltd.

Term Loan Agreement (2020)

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

Signature page to Royal Caribbean Cruises Ltd.

Term Loan Agreement (2020)

SCHEDULE I

ROYAL CARIBBEAN CRUISES LTD.

TERM LOAN AGREEMENT

Name of Lender	Commitment
Morgan Stanley Senior Funding, Inc.	$750,000,000
Morgan Stanley Bank, N.A.	$500,000,000
JPMorgan Chase Bank, N.A.	$450,000,000
Bank of America, N.A.	$250,000,000
BNP Paribas	$150,000,000
Goldman Sachs Bank USA	$100,000,000

Total:	$2,200,000,000

SCHEDULE II

DISCLOSURE SCHEDULE

Item 5.9(b): Vessels

Vessel	Owner	Flag
Sovereign	RCL Sovereign LLC	Malta
Empress of the Seas	Nordic Empress Shipping Inc.	Bahamas
Monarch	RCL Monarch LLC	Malta
Majesty of the Seas	Majesty of the Seas Inc.	Bahamas
Grandeur of the Seas	Grandeur of the Seas Inc.	Bahamas
Rhapsody of the Seas	Rhapsody of the Seas Inc.	Bahamas
Enchantment of the Seas	Enchantment of the Seas Inc.	Bahamas
Vision of the Seas	Vision of the Seas Inc.	Bahamas
Voyager of the Seas	Voyager of the Seas Inc.	Bahamas
Horizon	RCL Horizon LLC	Malta
Mariner of the Seas	Mariner of the Seas Inc.	Bahamas
Celebrity Millennium	Millennium Inc.	Malta
Explorer of the Seas	Explorer of the Seas Inc.	Bahamas
Celebrity Infinity	Infinity Inc.	Malta
Radiance of the Seas	Radiance of the Seas Inc.	Bahamas
Celebrity Summit	Summit Inc.	Malta
Adventure of the Seas	Adventure of the Seas Inc.	Bahamas
Navigator of the Seas	Navigator of the Seas Inc.	Bahamas
Celebrity Constellation	Constellation Inc.	Malta
Serenade of the Seas	Serenade of the Seas Inc.	Bahamas
Jewel of the Seas	Jewel of the Seas Inc.	Bahamas
Celebrity Xpedition	Oceanadventures S.A.	Ecuador
Freedom of the Seas	Freedom of the Seas Inc.	Bahamas
Azamara Journey	Azamara Journey Inc.	Malta
Azamara Quest	Azamara Quest Inc.	Malta
Liberty of the Seas	Liberty of the Seas Inc.	Bahamas
Independence of the Seas	Independence of the Seas Inc.	Bahamas
Celebrity Solstice	Celebrity Solstice Inc.	Malta

SCHEDULE II -1

Vessel	Owner	Flag
Celebrity Equinox	Celebrity Equinox Inc.	Malta
Oasis of the Seas	Oasis of the Seas Inc.	Bahamas
Celebrity Eclipse	Celebrity Eclipse Inc.	Malta
Allure of the Seas	Allure of the Seas Inc.	Bahamas
Celebrity Silhouette	Celebrity Silhouette Inc.	Malta
Celebrity Reflection	Celebrity Reflection Inc.	Malta
Quantum of the Seas	Quantum of the Seas Inc.	Bahamas
Brilliance of the Seas	Brilliance of the Seas Shipping Inc.	Bahamas
Anthem of the Seas	Anthem of the Seas Inc.	Bahamas
Celebrity Xperience	Oceanadventures S.A.	Ecuador
Celebrity Xploration	Oceanadventures S.A.	Ecuador
Ovation of the Seas	Ovation of the Seas Inc.	Bahamas
Harmony of the Seas	Harmony of the Seas Inc.	Bahamas
Symphony of the Seas	Symphony of the Seas Inc.	Bahamas
Celebrity Edge	Celebrity Edge Inc.	Malta
Azamara Pursuit	Azamara Pursuit Inc.	Malta
Silver Cloud	Silver Cloud Shipping Co. Ltd.	Bahamas
Silver Wind	Silver Wind Shipping Ltd.	Bahamas
Silver Shadow	Silver Shadow Shipping Co. Ltd.	Bahamas
Silver Spirit	Silver Spirit Shipping Co. Ltd.	Bahamas
Silver Muse	Silver Muse Shipping Co. Ltd.	Bahamas
Silver Galapagos	Conodros CL	Ecuador
Spectrum of the Seas	Spectrum of the Seas Inc.	Bahamas
Celebrity Flora	Islas Galápagos Turismo y Vapores C.A.	Ecuador

Item 5.10: Existing Principal Subsidiaries

Name of the Subsidiary	Jurisdiction of Organization
Jewel of the Seas Inc.	Liberia
Majesty of the Seas Inc.	Liberia
Grandeur of the Seas Inc.	Liberia
Enchantment of the Seas Inc.	Liberia
Rhapsody of the Seas Inc.	Liberia

SCHEDULE II -2

Name of the Subsidiary	Jurisdiction of Organization
Vision of the Seas Inc.	Liberia
Voyager of the Seas Inc.	Liberia
Explorer of the Seas Inc.	Liberia
Radiance of the Seas Inc.	Liberia
Adventure of the Seas Inc.	Liberia
Navigator of the Seas Inc.	Liberia
Serenade of the Seas Inc.	Liberia
Mariner of the Seas Inc.	Liberia
Millennium Inc.	Liberia
Infinity Inc.	Liberia
Summit Inc.	Liberia
Constellation Inc.	Liberia
Islas Galápagos Turismo y Vapores C.A.	Ecuador
Freedom of the Seas Inc.	Liberia
Azamara Journey Inc.	Liberia
Azamara Quest Inc.	Liberia
Nordic Empress Shipping Inc.	Liberia
Liberty of the Seas Inc.	Liberia
Independence of the Seas Inc.	Liberia
Celebrity Solstice Inc.	Liberia
Oasis of the Seas Inc.	Liberia
Celebrity Eclipse Inc.	Liberia
Celebrity Equinox Inc.	Liberia
RCL Horizon LLC	Liberia
RCL Sovereign LLC	Liberia
Allure of the Seas Inc.	Liberia
Celebrity Silhouette Inc.	Liberia
Celebrity Reflection Inc.	Liberia
RCL Monarch LLC	Liberia
Quantum of the Seas Inc.	Liberia
Brilliance of the Seas Shipping Inc.	Liberia
Anthem of the Seas Inc.	Liberia
Oceanadventures S.A.	Ecuador

SCHEDULE II -3

Name of the Subsidiary	Jurisdiction of Organization
Ovation of the Seas Inc.	Liberia
Harmony of the Seas Inc.	Liberia
Symphony of the Seas Inc.	Liberia
Celebrity Edge Inc.	Liberia
Azamara Pursuit Inc.	Liberia
Silver Cloud Shipping Co. Ltd.	Bahamas
Silver Wind Shipping Ltd.	Bahamas
Silver Shadow Shipping Co. Ltd.	Bahamas
Silver Spirit Shipping Co. Ltd.	Bahamas
Silver Muse Shipping Co. Ltd.	Bahamas
Conodros CL	Ecuador
Spectrum of the Seas Inc.	Liberia

Item 6.2.2: Existing Indebtedness of Silversea

(a)            The obligations of the Borrower or its Subsidiaries in connection with those certain Bareboat Charterparties with respect to (i) the vessel SILVER EXPLORER dated July 22, 2011 between Silversea Cruises Ltd. and Hammonia Adventure and Cruise Shipping Company Ltd. and (ii) the vessel SILVER WHISPER dated March 15, 2012 between Whisper S.p.A. and various lessors, and the replacement, extension, renewal or amendment of each of the foregoing without increase in the amount or change in any direct or contingent obligor of such obligations, (the “Existing Silversea Leases”);

(b)            Indebtedness arising pursuant to that certain Bareboat Charterparty dated May 17, 2018 by and between Hai Xing 1702 Limited and Silversea New Build Eight Ltd., as such agreement may be amended from time to time; and

(c)            Indebtedness secured by Liens of the type described in Item 6.2.3 of the Disclosure Schedule.

Item 6.2.3: Existing Liens of Silversea

(a)            Liens securing the $620 million in principal amount of 7.25% senior secured notes due 2025 issued by Silversea Cruise Finance Ltd. pursuant that that Indenture dated as of January 30, 2017;

(b)            Liens on the vessels SILVER WHISPER and SILVER EXPLORER existing as of the Effective Date and securing the Existing Silversea Leases (and any Lien on such vessels securing any refinancing of the Existing Silversea Leases, so long as such Vessel was subject to a Lien securing the Indebtedness being refinanced immediately prior to such refinancing);

(c)            Liens on the Vessel with Hull 6280 currently being built at Fincantieri S.p.A. and arising pursuant to that certain Bareboat Charterparty dated May 17, 2018 by and between Hai Xing 1702 Limited and Silversea New Build Eight Ltd., as such agreement may be amended from time to time (and any Lien on such vessel securing any refinancing of such bareboat charterparty); and

(d)            Liens securing Indebtedness of the type described in Item 6.2.2 of the Disclosure Schedule.

SCHEDULE II -4

SCHEDULE III

NOTICES

If to the Borrower:

Royal Caribbean Cruises Ltd.

Attention:  Antje Gibson, Vice President and Treasurer

1050 Caribbean Way

Miami, FL 33132-2096

Phone: (305) 539-6440

Facsimile: (305) 539-0562

Email: agibson@rccl.com

If to the Administrative Agent for Notices of Borrowing and other notices relating to Advances under this Agreement:

Morgan Stanley Senior Funding, Inc.

1300 Thames Street Wharf, 4th Floor

Baltimore, MD 21231

Attention: Morgan Stanley Loan Servicing

Telephone: 443-627-4355

Facsimile (Notices Only, 1st Preference): 718-233-2140

Email (Notices Only, 2nd Preference): MSLoanNotices@morganstanley.com

Email (Questions/Queries Only): MSLoanServicing@morganstanley.com

If to the Administrative Agent for any other notices delivered pursuant to this Agreement:

Morgan Stanley Senior Funding, Inc.

1300 Thames Street Wharf, 4th Floor

Baltimore, MD 21231

Attention: Documentation Team

Telephone: 443-627-5900

Email: doc4secportfolio@morganstanley.com

SCHEDULE III -1

SCHEDULE IV

POST-CLOSING OBLIGATIONS

1.	Within 30 days of the Effective Date, the Borrower shall deliver (or cause to be delivered) to the Collateral Agent an endorsement, as appropriate, of each policy of insurance required by Section 6.1.5 that applies to a Collateral Vessel to (i) name the Collateral Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear and/or (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Lenders as the loss payee thereunder.

2.	Within seven (7) days of the Effective Date, the Borrower shall deliver (or cause to be delivered) to the Administrative Agent (i) executed but undated resignations of all directors for each Guarantor that has issued any of the Equity Interests comprising the Pledged Collateral and (ii) an irrevocable shareholder proxy from the pledgor of such Equity Interests with respect to such Guarantor.

3.	Within seven (7) days of the Effective Date, the Borrower shall deliver (or cause to be delivered) to the Administrative Agent a certificate of the Secretary or Assistant Secretary for each Guarantor whose equity constitutes Pledged Equity, as to the incumbency and signatures of those of its officers authorized to act with respect to this Agreement and each other Loan Document and as to the truth and completeness of the attached (i) Organic Documents of such Guarantor and (ii) a copy of the share register and issued and outstanding share certificate for such Guarantor.

4.	The Borrower shall use commercially reasonable efforts to deliver (or cause to be delivered) to the Collateral Agent, a first priority statutory mortgage and deed of covenants over each of the Collateral Vessels, together with any additional documentation reasonably requested by the Collateral Agent, to grant a first priority, perfected lien (subject to liens permitted under the Credit Agreement) promptly following the Effective Date; provided that this covenant and requirement shall terminate and not be effective from and after the occurrence of a Downgrade (but any such liens granted prior to the occurrence of a Downgrade shall remain in effect).

SCHEDULE IV -1

EXHIBIT A

FORM OF NOTE

$________________	________ ___, _____

FOR VALUE RECEIVED, the undersigned, Royal Caribbean Cruises Ltd., a Liberian corporation (the “Borrower”), promises to pay to __________ (the “Lender”) on the Maturity Date (as defined in the Loan Agreement described below) applicable to the Lender the principal sum of __________ DOLLARS ($__________) or, if less, the aggregate unpaid principal amount of all Advances shown on the schedule attached hereto (and any continuation thereof) made by the Lender pursuant to that certain Term Loan Agreement, dated as of March 23, 2020 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the “Loan Agreement”), among the Borrower, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the various financial institutions (including the Lender) as are, or shall from time to time become, parties thereto.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Loan Agreement. Both principal and interest in respect of each Advance are payable in lawful money of the United States of America to the Administrative Agent at the applicable Administrative Agent’s Account in same day funds.

This Note is a Note referred to in, and evidences Indebtedness incurred under, the Loan Agreement, to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Note and on which such Indebtedness may be declared to be immediately due and payable. Unless otherwise defined, terms used herein have the meanings provided in the Loan Agreement.

All Advances made by the Lender to the Borrower under the Loan Agreement and all payments of principal hereof by the Borrower to the Lender shall be recorded by the Lender and endorsed on the Schedule attached hereto (and any continuation thereof); provided that the failure by the Lender to set forth such Advances, payments and other information on such Schedule shall not in any manner affect the obligation of the Borrower to repay such Advances in accordance with the terms thereof.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. THIS NOTE HAS BEEN DELIVERED IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

ROYAL CARIBBEAN CRUISES LTD.

By:
Name:
Title:

A-2

SCHEDULE TO EXHIBIT A

ADVANCES AND PRINCIPAL PAYMENTS

Date	Amount of Advance Made	Interest Period	Amount of Principal Repaid	Unpaid Principal Balance	Total	Notation Made By

A-3

EXHIBIT B

BORROWING REQUEST

Morgan Stanley Senior Funding, Inc.
1300 Thames Street Wharf, 4th floor

Baltimore, MD 21231

Attention:	Morgan Stanley Loan Servicing

ROYAL CARIBBEAN CRUISES LTD.

Gentlemen and Ladies:

This Borrowing Request is delivered to you pursuant to Section 2.2(a) of the Term Loan Agreement, dated as of March 23, 2020 (together with all amendments, if any, from time to time made thereto, the “Loan Agreement”), among Royal Caribbean Cruises Ltd., a Liberian corporation (the “Borrower”), certain financial institutions and Morgan Stanley Senior Funding, Inc., as Administrative Agent (the “Administrative Agent”). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Loan Agreement.

The undersigned hereby gives you notice, irrevocably, pursuant to Section 2.2 of the Loan Agreement that the undersigned hereby requests a Borrowing under the Loan Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2(a) of the Loan Agreement:

(i)        The Business Day of the Proposed Borrowing is _______________, 202_.

(ii)       The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [LIBO Rate Advances].

(iii)      The aggregate amount of the Proposed Borrowing is $_______________.

[(iv)     The initial Interest Period for each LIBO Rate Advance made as part of the Proposed Borrowing is [seven days] [_____ month[s].]

The Borrower hereby acknowledges that, pursuant to Section 4.2(b) of the Loan Agreement, each of the delivery of this Borrowing Request and the acceptance by the Borrower of the proceeds of the Advances requested hereby constitute a representation and warranty by the Borrower that, on the date of such Advances (before and after giving effect thereto and to the application of the proceeds therefrom), all statements set forth in Section 4.2(a) are true and correct in all material respects.

The Borrower agrees that if prior to the time of the Borrowing requested hereby any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the Borrowing requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct at the date of such Borrowing as if then made.

Please wire transfer the proceeds of the Borrowing to the accounts of the following persons at the financial institutions indicated respectively:

Amount to be	Person to be Paid		Name, Address, etc.
Transferred	Name	Account No.	of Transferee Lender

Attention:

Attention:

Balance of	The Borrower
such proceeds
Attention:

The Borrower has caused this Borrowing Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Officer this ___ day of ___________, 20__.

ROYAL CARIBBEAN CRUISES LTD.

By:
Name:
Title:

B-2

EXHIBIT C

INTEREST PERIOD NOTICE

Morgan Stanley Senior Funding, Inc.
1300 Thames Street Wharf, 4th floor

Baltimore, MD 21231

Attention:	Morgan Stanley Loan Servicing

ROYAL CARIBBEAN CRUISES LTD.

Gentlemen and Ladies:

This Interest Period Notice is delivered to you pursuant to Section 2.9 of the Term Loan Agreement, dated as of March 23, 2020 (together with all amendments, if any, from time to time made thereto, the “Loan Agreement”), among Royal Caribbean Cruises Ltd., a Liberian corporation (the “Borrower”), certain financial institutions and Morgan Stanley Senior Funding, Inc., as Administrative Agent (the “Administrative Agent”). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Loan Agreement.

The Borrower hereby requests that on                               , 20    ,

(1)        $______________ of the presently outstanding principal amount of the Advances originally made on _______________, ____ [and $______________ of the presently outstanding principal amount of the Advances originally made on _______________, ____],

(2)       be [Converted to] [continued as] [Base Rate Advances]1 [LIBO Rate Advances having an Interest Period of [seven days] [_____ months]2.

The Borrower has caused this Interest Period Notice to be executed and delivered by its Authorized officer this __________ day of ___________, 202_.

ROYAL CARIBBEAN CRUISES LTD.

By:
Name:
Title:

1 any Conversion of Base Rate Advances into LIBO Rate Advances shall be in an amount not less than $5,000,000 and no Conversion of any Advances shall result in more than 15 separate Borrowings.

2 any Conversion of LIBO Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such LIBO Rate Advances.

EXHIBIT D

LENDER ASSIGNMENT AGREEMENT

This Lender Assignment Agreement (the “Lender Assignment Agreement”) is dated as of the effective date (the “Effective Date”) set forth below and is entered into by and between [the][each]3 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]4 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]5 hereunder are several and not joint.]6 Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Lender Assignment Agreement as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Lender Assignment Agreement, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:	________________________________

________________________________

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:	______________________________

________________________________

[for each Assignee, indicate [Affiliate] of [identify Lender]

5 Select as appropriate.

6 Include bracketed language if there are either multiple Assignors or multiple Assignees.

3.	Borrower:	Royal Caribbean Cruises Ltd.

4.	Administrative Agent:	Morgan Stanley Senior Funding, Inc., as the administrative agent under the Loan Agreement

5.	Loan Agreement:	The U.S. $2,200,000,000 Term Loan Agreement dated as of March 23, 2020, among Royal Caribbean Cruises Ltd., the Lenders parties thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Assignor[s][7]	Assignee[s][8]	Aggregate Amount of Commitment/Loans for all Lenders[9]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[10]
		$	$	%
		$	$	%
		$	$	%

[7.            Trade Date:                                            ______________]11

7 List each Assignor, as appropriate.

8 List each Assignee, as appropriate.

9 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

10 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

11 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Lender Assignment Agreement are hereby agreed to:

ASSIGNOR[S][12]
[NAME OF ASSIGNOR]

By:______________________________
Title:

[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE[S][13]
[NAME OF ASSIGNEE]

By:______________________________
Title:

[NAME OF ASSIGNEE]

By:______________________________
Title:

[Consented to and]14 Accepted:

MORGAN STANLEY SENIOR FUNDING, INC., as

Administrative Agent

By: _________________________________

Title:

[Consented to:]15

12 Add additional signature blocks as needed.

13 Add additional signature blocks as needed.

14 To be added only if the consent of the Administrative Agent is required by the terms of the Loan Agreement.

15 To be added only if the consent of the Borrower and/or other parties is required by Section 11.11.1 of the Loan Agreement.

[NAME OF RELEVANT PARTY]

By: ________________________________

       Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

LENDER ASSIGNMENT AGREEMENT

1.       Representations and Warranties.

1.1       Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Lender Assignment Agreement and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.       Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Lender Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all the requirements to be an assignee under Section 11.11.1(f) and (g) of the Loan Agreement (subject to such consents, if any, as may be required under Section 11.11.1(c) of the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Lender Assignment Agreement and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Lender Assignment Agreement and to purchase [the][such] Assigned Interest, and (vii) attached to the Lender Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.       Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.       General Provisions. This Lender Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Lender Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Lender Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Lender Assignment Agreement. This Lender Assignment Agreement shall be deemed to be a contract made under, and shall be governed by, the laws of the State of New York.

D-A-2

EXHIBIT E

FORM OF INCREASE OPTION AGREEMENT

Date: ___________________

Morgan Stanley Senior Funding, Inc.

1300 Thames Street Wharf, 4th Floor

Baltimore, MD 21231

Attention: Documentation Team

Telephone: 443-627-5900

Email: doc4secportfolio@morganstanley.com

Royal Caribbean Cruises Ltd.

1050 Caribbean Way

Miami, Florida 33132

Ladies and Gentlemen:

We refer to the Term Loan Agreement dated as of March 23, 2020 (as amended, restated, modified, supplemented or renewed from time to time, the “Credit Agreement”) among Royal Caribbean Cruises Ltd. (the “Borrower”), the Lenders referred to therein, and Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, the “Administrative Agent”). Terms defined in the Credit Agreement are used herein as therein defined.

This Increase Option Agreement is made and delivered pursuant to Section 2.17 of the Credit Agreement.

Subject to the terms and conditions of Section 2.17 of the Credit Agreement, _______________________________ (the “Increasing Lender”) will make additional Advances in an amount equal to $___________, on the Increase Option Date. The Increasing Lender hereby confirms and agrees that with effect on and after such Increase Option Date, it shall make additional Advances in the amount set forth above, and the Increasing Lender shall have all of the rights and be obligated to perform all of the obligations of a Lender under the Credit Agreement with an additional Advance in the amount set forth above.

This Increase Option Agreement shall constitute a Loan Document under the Credit Agreement.

THIS INCREASE OPTION AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER, AND SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THAT WOULD REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION .

IN WITNESS WHEREOF, the Increasing Lender has caused this Increase Option Agreement to be duly executed and delivered in _____________, ______________, by its proper and duly authorized officer as of the day and year first above written.

[INCREASING BANK]

By:
Title:

CONSENTED TO as of

ROYAL CARIBBEAN CRUISES LTD.

By:

Title:

ACKNOWLEDGED as of

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent

By:

Title:

E-2

EXHIBIT F

FORM OF ADDED LENDER AGREEMENT

Date: ___________________

Morgan Stanley Senior Funding, Inc.

1300 Thames Street Wharf, 4th Floor

Baltimore, MD 21231

Attention: Documentation Team

Telephone: 443-627-5900

Email: doc4secportfolio@morganstanley.com

Royal Caribbean Cruises Ltd.

1050 Caribbean Way

Miami, Florida 33132

Ladies and Gentlemen:

We refer to the Term Loan Agreement dated as of March 23, 2020 (as amended, restated, modified, supplemented or renewed from time to time, the “Credit Agreement”) among Royal Caribbean Cruises Ltd. (the “Borrower”), the Lenders referred to therein, and Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, the “Administrative Agent”). Terms defined in the Credit Agreement are used herein as therein defined.

This Added Lender Agreement is made and delivered pursuant to Section 2.17 of the Credit Agreement.

Subject to the terms and conditions of Section 2.17 of the Credit Agreement, _________________________ (the “Added Lender”) will become a party to the Credit Agreement as a Lender, shall make Advances in an aggregate amount equal to $___________, on the Increase Option Date applicable to it. The Added Lender hereby confirms and agrees that with effect on and after such Increase Option Date, the Added Lender shall be and become a party to the Credit Agreement as a Lender and have all of the rights and be obligated to perform all of the obligations of a Lender thereunder with an Advance in the amount set forth above.

The following administrative details apply to the Added Lender:

(A)	Lending Office(s):

Lender name:
Address:

Attention:
	Telephone:	( )
	Facsimile:	( )

Lender name:
Address:

Attention:
	Telephone:	( )
	Facsimile:	( )

(B)	Notice Address:

Lender name:
Address:

Attention:
	Telephone:	( )
	Facsimile:	( )

(C)	Payment Instructions:

Account No.:
At:

Reference:
Attention:

This Added Lender Agreement shall constitute a Loan Document under the Credit Agreement. THIS ADDED LENDER AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER, AND SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THAT WOULD REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION .

IN WITNESS WHEREOF, the Added Lender has caused this Added Lender Agreement to be duly executed and delivered in _____________, ______________, by its proper and duly authorized officer as of the day and year first above written.

[ADDED LENDER]

By:
Title:

CONSENTED TO as of

ROYAL CARIBBEAN CRUISES LTD.

F-2

By:

Title:

ACKNOWLEDGED as of

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent

By:

Title:

F-3